FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
For the Years Ended December 31, 2005, 2004 and 2003
(in millions, except per share amounts)

	RESTATED - SEE NOTE 28
	2005	2004	2003
Sales and revenues
Automotive sales	$153,474	$147,119	$139,433
Financial Services revenues	23,422	25,197	26,662
Total sales and revenues	176,896	172,316	166,095
Costs and expenses
Cost of sales	144,924	135,755	130,278
Selling, administrative and other expenses	24,622	24,012	24,453
Interest expense	8,417	8,471	9,173
Financial Services provision for credit and insurance losses	483	1,212	2,248
Total costs and expenses	178,446	169,450	166,152
Automotive interest income and other non-operating income/(expense), net	1,249	988	897
Automotive equity in net income/(loss) of affiliated companies	285	255	74
Gain on sale of The Hertz Corporation ("Hertz") (Note 4)	1,095	—	—
Income/(loss) before income taxes	1,079	4,109	914
Provision for/(benefit from) income taxes (Note 3)	(845)	643	(46)
Income/(loss) before minority interests	1,924	3,466	960
Minority interests in net income/(loss) of subsidiaries	280	282	314
Income/(loss) from continuing operations	1,644	3,184	646
Income/(loss) from discontinued operations (Note 4)	47	(146)	(143)
Income/(loss) before cumulative effects of changes in accounting principles	1,691	3,038	503
Cumulative effects of changes in accounting principles (Notes 27 and 17)	(251)	—	(264)
Net income/(loss)	$1,440	$3,038	$239

Average number of shares of Common and Class B stock outstanding	1,846	1,830	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 18)
Basic income/(loss)
Income/(loss) from continuing operations	$0.89	$1.74	$0.35
Income/(loss) from discontinued operations	0.03	(0.08)	(0.08)
Cumulative effects of changes in accounting principles	(0.14)	—	(0.14)
Net income/(loss)	$0.78	$1.66	$0.13

Diluted income/(loss)
Income/(loss) from continuing operations	$0.87	$1.59	$0.35
Income/(loss) from discontinued operations	0.02	(0.07)	(0.08)
Cumulative effects of changes in accounting principles	(0.12)	—	(0.14)
Net income/(loss)	$0.77	$1.52	$0.13

Cash dividends	$0.40	$0.40	$0.40

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR STATEMENT OF INCOME
For the Years Ended December 31, 2005, 2004 and 2003
(in millions, except per share amounts)

	RESTATED - SEE NOTE 28
	2005	2004	2003
AUTOMOTIVE
Sales	$153,474	$147,119	$139,433
Costs and expenses
Cost of sales	144,924	135,755	130,278
Selling, administrative and other expenses	12,738	11,564	10,190
Total costs and expenses	157,662	147,319	140,468
Operating income/(loss)	(4,188)	(200)	(1,035)

Interest expense	1,220	1,221	1,323

Interest income and other non-operating income/(expense), net	1,249	988	897
Equity in net income/(loss) of affiliated companies	285	255	74
Income/(loss) before income taxes — Automotive	(3,874)	(178)	(1,387)

FINANCIAL SERVICES
Revenues	23,422	25,197	26,662
Costs and expenses
Interest expense	7,197	7,250	7,850
Depreciation	5,854	6,618	8,771
Operating and other expenses	6,030	5,830	5,492
Provision for credit and insurance losses	483	1,212	2,248
Total costs and expenses	19,564	20,910	24,361
Gain on sale of Hertz (Note 4)	1,095	—	—
Income/(loss) before income taxes — Financial Services	4,953	4,287	2,301

TOTAL COMPANY
Income/(loss) before income taxes	1,079	4,109	914
Provision for/(benefit from) income taxes (Note 3)	(845)	643	(46)
Income/(loss) before minority interests	1,924	3,466	960
Minority interests in net income/(loss) of subsidiaries	280	282	314
Income/(loss) from continuing operations	1,644	3,184	646
Income/(loss) from discontinued operations (Note 4)	47	(146)	(143)
Income/(loss) before cumulative effects of changes in accounting principles	1,691	3,038	503
Cumulative effects of changes in accounting principles (Note 27 and 17)	(251)	—	(264)
Net income/(loss)	$1,440	$3,038	$239

Average number of shares of Common and Class B stock outstanding	1,846	1,830	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 18)
Basic income/(loss)
Income/(loss) from continuing operations	$0.89	$1.74	$0.35
Income/(loss) from discontinued operations	0.03	(0.08)	(0.08)
Cumulative effects of changes in accounting principles	(0.14)	—	(0.14)
Net income/(loss)	$0.78	$1.66	$0.13

Diluted income/(loss)
Income/(loss) from continuing operations	$0.87	$1.59	$0.35
Income/(loss) from discontinued operations	0.02	(0.07)	(0.08)
Cumulative effects of changes in accounting principles	(0.12)	—	(0.14)
Net income/(loss)	$0.77	$1.52	$0.13

Cash dividends	$0.40	$0.40	$0.40

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	RESTATED - SEE NOTE 28
	December 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$28,410	$22,831
Marketable securities (Note 5)	10,672	8,946
Loaned securities (Note 5)	3,461	1,058
Finance receivables, net	105,975	109,563
Other receivables, net	8,536	5,895
Net investment in operating leases (Note 12)	27,099	25,564
Retained interest in sold receivables (Note 13)	1,420	9,178
Inventories (Note 6)	10,271	10,748
Equity in net assets of affiliated companies	2,579	2,835
Net property (Note 8)	40,677	43,303
Deferred income taxes	5,880	6,616
Goodwill and other intangible assets (Note 10)	5,945	6,394
Assets of discontinued/held-for-sale operations	—	16,346
Other assets	18,534	26,210
Total assets	$269,459	$295,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Payables	$22,910	$22,030
Accrued liabilities and deferred revenue (Note 15)	73,047	73,614
Debt (Note 16)	153,278	162,425
Deferred income taxes	5,660	7,627
Liabilities of discontinued/held-for-sale operations	—	11,477
Total liabilities	254,895	277,173

Minority interests	1,122	877

Stockholders' equity
Capital stock (Note 18)
Common Stock, par value $0.01 per share (1,837 million shares issued; 6,000 million shares authorized)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued; 530 million shares authorized)	1	1
Capital in excess of par value of stock	4,872	5,321
Accumulated other comprehensive income/(loss)	(3,680)	1,463
Treasury stock	(833)	(1,728)
Earnings retained for use in business	13,064	12,362
Total stockholders' equity	13,442	17,437
Total liabilities and stockholders' equity	$269,459	$295,487

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR BALANCE SHEET
(in millions)
	RESTATED - SEE NOTE 28
	December 31,2005	December 31, 2004
ASSETS
Automotive
Cash and cash equivalents	$13,392	$10,142
Marketable securities (Note 5)	6,860	8,291
Loaned securities (Note 5)	3,461	1,058
Total cash, marketable and loaned securities	23,713	19,491
Receivables, less allowances of $298 and $388	3,075	2,898
Inventories (Note 6)	10,271	10,748
Deferred income taxes	1,249	2,244
Other current assets	8,177	8,916
Total current assets	46,485	44,297
Equity in net assets of affiliated companies	1,756	1,907
Net property (Note 8)	40,349	42,894
Deferred income taxes	10,999	8,357
Goodwill and other intangible assets (Note 10)	5,928	6,374
Assets of discontinued/held-for-sale operations	—	188
Other assets	8,308	9,234
Total Automotive assets	113,825	113,251
Financial Services
Cash and cash equivalents	15,018	12,689
Investments in securities (Note 5)	3,812	655
Finance receivables, net (Note 11)	111,436	112,560
Net investment in operating leases (Note 12)	22,951	22,652
Retained interest in sold receivables (Note 13)	1,420	9,178
Goodwill and other intangible assets (Note 10)	17	20
Assets of discontinued/held-for-sale operations	—	16,158
Other assets	7,457	12,523
Receivable from Automotive (Note 1)	83	2,753
Total Financial Services assets	162,194	189,188
Intersector elimination	(83)	(2,753)
Total assets	$275,936	$299,686

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables	$16,637	$16,065
Other liabilities	4,222	4,269
Accrued liabilities and deferred revenue (Note 15)	28,829	29,693
Deferred income taxes	804	877
Debt payable within one year (Note 16)	978	977
Current payable to Financial Services (Note 1)	83	1,382
Total current liabilities	51,553	53,263
Long-term debt (Note 16)	16,900	17,250
Other liabilities (Note 15)	38,639	37,105
Deferred income taxes	586	312
Liabilities of discontinued/held-for-sale operations	—	46
Payable to Financial Services (Note 1)	—	1,371
Total Automotive liabilities	107,678	109,347
Financial Services
Payables	2,051	1,696
Debt (Note 16)	135,400	144,198
Deferred income taxes	10,747	10,637
Other liabilities and deferred income	5,579	6,816
Liabilities of discontinued/held-for-sale operations	—	11,431
Total Financial Services liabilities	153,777	174,778

Minority Interests	1,122	877

Stockholders' equity
Capital stock (Note 18)
Common Stock, par value $0.01 per share (1,837 million shares issued; 6,000 million shares authorized)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued; 530 million shares authorized)	1	1
Capital in excess of par value of stock	4,872	5,321
Accumulated other comprehensive income/(loss)	(3,680)	1,463
Treasury stock	(833)	(1,728)
Earnings retained for use in business	13,064	12,362
Total stockholders' equity	13,442	17,437
Intersector elimination	(83)	(2,753)
Total liabilities and stockholders' equity	$275,936	$299,686

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003
(in millions)

	RESTATED - SEE NOTE 28
	2005	2004	2003
Cash flows from operating activities of continuing operations
Net cash flows from operating activities (Note 21)	$20,387	$21,683	$15,573

Cash flows from investing activities of continuing operations
Capital expenditures	(7,517)	(6,738)	(7,726)
Acquisitions of retail and other finance receivables and operating leases	(54,024)	(63,284)	(59,503)
Collections of retail and other finance receivables and operating leases	48,257	51,002	44,472
Net acquisitions of daily rental vehicles	(1,552)	(2,192)	(1,517)
Purchases of securities	(11,883)	(11,767)	(22,020)
Sales and maturities of securities	8,735	16,648	16,433
Proceeds from sales of retail and other finance receivables and operating leases	17,288	6,481	18,401
Proceeds from sale of businesses	7,937	537	1,702
Transfer of cash balances upon disposition of discontinued/held-for-sale operations	(1,255)	(39)	(10)
Cash paid for acquisitions	(2,031)	(30)	—
Cash recognized on initial consolidation of joint ventures	—	—	256
Other	1,849	2,292	3,304
Net cash (used in)/provided by investing activities	5,804	(7,090)	(6,208)

Cash flows from financing activities of continuing operations
Cash dividends	(738)	(733)	(733)
Net sales/(purchases) of Common Stock	325	(151)	9
Changes in short-term debt	(8,713)	4,885	1,286
Proceeds from issuance of other debt	24,559	22,223	23,086
Principal payments on other debt	(36,080)	(36,000)	(28,765)
Other	(153)	(136)	(98)
Net cash (used in)/provided by financing activities	(20,800)	(9,912)	(5,215)

Effect of exchange rate changes on cash	(496)	505	811

Net increase/(decrease) in cash and cash equivalents from continuing operations	4,895	5,186	4,961

Cash from discontinued operations
Cash flows from operating activities of discontinued operations	54	316	308
Cash flows from investing activities of discontinued operations	(49)	(320)	(280)
Cash flows from financing activities of discontinued operations	—	—	(6)

Net increase/(decrease) in cash and cash equivalents	$4,900	$5,182	$4,983

Cash and cash equivalents at January 1	$22,831	$17,675	$13,124
Cash and cash equivalents of discontinued/held-for-sale operations at January 1	679	653	221
Net increase/(decrease) in cash and cash equivalents	4,900	5,182	4,983
Less: cash and cash equivalents of discontinued/held-for-sale operations at December 31	—	(679)	(653)
Cash and cash equivalents at December 31	$28,410	$22,831	$17,675

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

SECTOR STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003
(in millions)

	RESTATED - SEE NOTE 28
	2005		2004		2003
	Automotive	Financial Services	Automotive	Financial Services	Automotive	Financial Services
Cash flows from operating activities of continuing operations
Net cash flows from operating activities (Note 21)	$5,433	$6,912	$6,963	$7,963	$2,955	$11,042

Cash flows from investing activities of continuing operations
Capital expenditures	(7,123)	(394)	(6,280)	(458)	(7,347)	(379)
Acquisitions of retail and other finance receivables and operating leases	—	(54,024)	—	(63,284)	—	(59,503)
Collections of retail and other finance receivables and operating leases	—	48,245	—	51,220	—	44,114
Net (increase)/decrease in wholesale receivables	—	4,751	—	2,882	—	956
Net acquisitions of daily rental vehicles	—	(1,988)	—	(2,492)	—	(1,505)
Purchases of securities	(5,714)	(6,169)	(7,590)	(4,177)	(8,925)	(13,095)
Sales and maturities of securities	5,106	3,629	7,615	9,033	8,673	7,760
Proceeds from sales of retail and other finance receivables and operating leases	—	17,288	—	6,481	—	18,401
Proceeds from sale of wholesale receivables	—	3,739	—	3,957	—	966
Proceeds from sale of businesses	280	7,657	125	412	77	1,625
Transfer of cash balances upon disposition of discontinued/held-for-sale operations	—	(1,255)	(26)	(13)	(10)	—
Net investing activity with Financial Services	8,407	—	4,361	—	3,708	—
Cash paid for acquisitions	(2,031)	—	(30)	—	—	—
Cash recognized on initial consolidation of joint ventures	—	—	—	—	256	—
Other	387	1,462	107	2,185	684	2,620
Net cash (used in)/provided by investing activities	(688)	22,941	(1,718)	5,746	(2,884)	1,960

Cash flows from financing activities of continuing operations
Cash dividends	(738)	—	(733)	—	(733)	—
Net sales/(purchases) of Common Stock	325	—	(151)	—	9	—
Changes in short-term debt	(115)	(8,598)	(342)	5,227	(237)	1,523
Proceeds from issuance of other debt	385	24,174	469	21,754	1,144	21,942
Principal payments on other debt	(758)	(35,322)	(2,564)	(33,436)	(1,082)	(27,683)
Net financing activity with Automotive	—	(8,407)	—	(4,361)	—	(3,708)
Other	(177)	24	(39)	(97)	(15)	(83)
Net cash (used in)/provided by financing activities	(1,078)	(28,129)	(3,360)	(10,913)	(914)	(8,009)

Effect of exchange rate changes on cash	(23)	(473)	117	388	260	551
Net change in intersector receivables/payables and other liabilities	(394)	394	1,258	(1,258)	1,186	(1,186)
Net increase/(decrease) in cash and cash equivalents from continuing operations	3,250	1,645	3,260	1,926	603	4,358

Cash from discontinued operations
Cash flows from operating activities of discontinued operations	(17)	71	(148)	464	26	282
Cash flows from investing activities of discontinued operations	17	(66)	137	(457)	(4)	(276)
Cash flows from financing activities of discontinued operations	—	—	—	—	(6)	—

Net increase/(decrease) in cash and cash equivalents	$3,250	$1,650	$3,249	$1,933	$619	$4,364

Cash and cash equivalents at January 1	$10,142	$12,689	$6,856	$10,819	$6,243	$6,881
Cash and cash equivalents of discontinued/held-for-sale operations at January 1	—	679	37	616	31	190
Net increase/(decrease) in cash and cash equivalents	3,250	1,650	3,249	1,933	619	4,364
Less: cash and cash equivalents of discontinued/held-for-sale operations at December 31	—	—	—	(679)	(37)	(616)
Cash and cash equivalents at December 31	$13,392	$15,018	$10,142	$12,689	$6,856	$10,819

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2005, 2004 and 2003
(in millions)

			RESTATED - SEE NOTE 28
		Capital in		Accumulated Other Comprehensive
		Excess		Income/(Loss)
		of Par		Foreign	Minimum	Derivative
	Capital	Value of	Retained	Currency	Pension	Instruments
	Stock	Stock	Earnings	Translation	Liability	and Other	Other	Total
YEAR ENDED DECEMBER 31, 2003
Balance at beginning of year, PREVIOUSLY REPORTED	$19	$5,420	$8,659	$(1,291)	$(5,776)	$536	$(1,977)	$5,590
Prior period adjustments			1,892	109	13	29		2,043
Balance at beginning of year, RESTATED	19	5,420	10,551	(1,182)	(5,763)	565	(1,977)	7,633
Comprehensive income/(loss)
Net income			239					239
Foreign currency translation				3,188				3,188
Net gain /(loss) on derivative instruments (net of tax of $380)				(190)		896		706
Minimum pension liability (net of tax of $1,208)					2,243			2,243
Net holding gain/(loss) (net of tax of $1)						1		1
Comprehensive income/(loss)								6,377
Common Stock issued for employee benefit plans and other		(46)						(46)
ESOP loan and treasury stock							228	228
Cash dividends			(733)					(733)
Balance at end of year	$19	$5,374	$10,057	$1,816	$(3,520)	$1,462	$(1,749)	$13,459

YEAR ENDED DECEMBER 31, 2004
Balance at beginning of year	$19	$5,374	$10,057	$1,816	$(3,520)	$1,462	$(1,749)	$13,459
Comprehensive income/(loss)
Net income			3,038					3,038
Foreign currency translation				2,321				2,321
Net gain/(loss) on derivative instruments (net of tax of $76)				(125)		(16)		(141)
Minimum pension liability (net of tax of $243)					(451)			(451)
Net holding gain/(loss) (net of tax of $13)						(24)		(24)
Comprehensive income/(loss)								4,743
Common Stock issued for employee benefit plans and other		(53)						(53)
ESOP loan and Treasury stock							21	21
Cash dividends			(733)					(733)
Balance at end of year	$19	$5,321	$12,362	$4,012	$(3,971)	$1,422	$(1,728)	$17,437

YEAR ENDED DECEMBER 31, 2005
Balance at beginning of year	$19	$5,321	$12,362	$4,012	$(3,971)	$1,422	$(1,728)	$17,437
Comprehensive income/(loss)
Net income			1,440					1,440
Foreign currency translation (Note 2)				(3,684)				(3,684)
Net gain/(loss) on derivative instruments (net of tax of $527)				285		(1,264)		(979)
Minimum pension liability (net of tax of $229)					(425)			(425)
Net holding gain/(loss) (net of tax of $30)						(55)		(55)
Comprehensive income/(loss)								(3,703)
Common Stock issued for employee benefit plans and other		(449)						(449)
ESOP loan and treasury stock							895	895
Cash dividends			(738)					(738)
Balance at end of year	$19	$4,872	$13,064	$613	$(4,396)	$103	$(833)	$13,442

The accompanying notes are part of the financial statements.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. RESTATEMENT, PRINCIPLES OF PRESENTATION AND CONSOLIDATION

Restatement

On October 20, 2006, we announced that we would be restating certain financial statements. The accompanying financial statements have been restated for all periods presented. The nature of restatements and the effect on the financial statement line items are discussed in Note 28. In addition, certain disclosures in the following notes have been restated consistent with the financial statements.

Principles Of Presentation And Consolidation

Our financial statements are presented in accordance with principles generally accepted in the United States and are shown on two bases: 1) consolidated basis and 2) sector basis for Automotive and Financial Services. We believe the additional information provided in the sector basis statements enables the reader to better understand the operating performance, financial position, cash flow and liquidity of our two very different businesses. The primary difference between the presentation of our sector balance sheet and our consolidated balance sheet is the netting of deferred tax assets and liabilities.

Our financial statements include consolidated majority-owned subsidiaries and, beginning July 1, 2003, consolidated Variable Interest Entities ("VIEs") of which we are the primary beneficiary. Affiliates that we do not consolidate, but over whose operating and financial policies we have significant influence are accounted for using the equity method. See Note 2 for discussion of accounting policies.

We have reclassified certain prior year amounts to conform to current year presentation.

Presentation of Cash Flows

Beginning with our year ended December 31, 2005 statement of cash flows, we have changed the presentation of cash flows to separately disclose the operating, investing, and financing portions of the cash flows attributable to our discontinued operations. This change is in response to public statements by the staff of the Securities and Exchange Commission ("SEC") concerning classification of discontinued operations within the statement of cash flows. Beginning with our year ended December 31, 2004 consolidated statement of cash flows, we have changed our presentation of cash flows from wholesale finance receivables. This change also stemmed from concerns raised by the SEC about the previous presentation. Prior year disclosures have been revised to conform to current year presentation.

Certain Transactions Between Automotive and Financial Services Sectors

Intersector transactions occur in the ordinary course of business. We formally documented certain long-standing business practices with Ford Motor Credit Company ("Ford Credit"), a wholly owned subsidiary, in a 2001 agreement. Additional details on certain transactions and the effect on each sector's balance sheet at December 31 are shown below (in billions):

	2005		2004
	Automotive	Financial Services	Automotive	Financial Services
Finance receivables, net (a)		$5.5		$3.0
Other assets (b)		1.1		0.8
Intersector receivables/(payables) (c)	$(0.1)	0.1	$(2.8)	2.8
__________
(a)
Automotive sector receivables (generated primarily from vehicle and parts sales to third parties) sold to Ford Credit. These receivables are classified as Other receivables, net on our consolidated balance sheet and Finance Receivables, net on our sector balance sheet.

(b)
Primarily used vehicles purchased by Ford Credit pursuant to the Automotive sector's obligation to repurchase such vehicles from daily rental car companies, including Hertz. These vehicles are subsequently sold at auction.

(c)
At December 31, 2005, primarily amounts due the Automotive sector from Ford Credit under a tax sharing agreement and net result of all other transactions including receivables of Ford Credit from the Automotive sector's consolidated dealerships. At December 31, 2004, primarily amounts due Ford Credit and Hertz from the Automotive sector under tax sharing agreements and net result of all other transactions including receivables of Ford Credit from the Automotive sector's consolidated dealerships.

Additionally, amounts recorded as revenue by the Financial Services sector and billed to the Automotive sector for interest and special financing and leasing programs were $3.3 billion in 2005, $3.4 billion in 2004, and $3.5 billion in 2003. At December 31, 2005, the Automotive sector has accrued in Accrued liabilities and deferred revenue approximately $3.0 billion for interest supplements and approximately $800 million for residual-value supplements in the United States and Canada to be paid to Ford Credit over the term of the finance contracts.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and all highly liquid investments with a maturity of three months or less at the date of purchase, including short-term time deposits and government agency and corporate obligations, are classified as Cash and cash equivalents.

Revenue Recognition — Automotive Sector

Sales are generally recorded when products are shipped, and the risks and rewards of ownership are transferred to our customers (generally dealers).

We also sell vehicles to daily rental car companies that are subject to guaranteed repurchase options. These vehicles are accounted for as operating leases. At the time of sale, the proceeds are recorded as deferred revenue in Accrued liabilities and deferred revenue. The difference between the proceeds and the guaranteed repurchase amount is recognized in Sales over the term of the lease. Also at the time of sale, the costs of the vehicles are recorded as operating leases in Other current assets. The difference between the cost of the vehicle and the estimated auction value is depreciated as Cost of sales over the term of the lease. At December 31, 2005 and 2004, included in Accrued liabilities and deferred revenue was $4.6 billion and $3.5 billion, respectively and included in Other current assets was $4.1 billion and $2.9 billion, respectively for these vehicles.

Automotive marketing incentives, including customer and dealer cash payments and costs for special financing and leasing programs paid to the Financial Services sector, are recognized as revenue reductions and are accrued at the later of the date the related vehicle sales are recorded or the date the incentive program is both approved and communicated. Costs for marketing incentives are based on assumptions regarding the number of vehicles that will have a specific incentive applied against them.

Income generated from cash and cash equivalents, investments in marketable securities, loaned securities and other miscellaneous receivables is reported as Interest income and other non-operating income/(expense), net.

Revenue Recognition — Financial Services Sector

Revenue from finance receivables is recognized using the interest method. Certain origination costs on receivables are deferred and amortized, using the interest method, over the term of the related receivable as a reduction in financing revenue. Rental revenue on operating leases is recognized on a straight-line basis over the term of the lease. Initial direct costs related to leases are deferred and amortized over the term of the lease. The accrual of interest on receivables is discontinued at the time a receivable is determined to be uncollectible. Interest supplements paid by the Automotive sector are recognized consistent with the earnings process of the underlying receivable or operating lease.

Use of Estimates

The preparation of financial statements in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the periods reported. Estimates are used when accounting for certain items such as marketing accruals, warranty costs, employee benefit programs, etc. Estimates are based on historical experience, where applicable, and assumptions that management believes are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ from those estimates.

Selected Other Costs

Freight, engineering and research and development costs are included in cost of sales; advertising costs are included in selling, administrative and other expenses. Advertising, engineering and research and development costs are expensed as incurred and were as follows (in billions):

	2005	2004	2003
Advertising	$5.0	$4.7	$4.1
Engineering, research and development	8.0	7.4	7.3

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES (Continued)

Sale of Receivables

Ford Credit sells finance receivables in securitization and whole-loan sales transactions to fund our operations and to maintain liquidity. In many of our securitization transactions, we surrender control over these assets by selling finance receivables to securitization special purpose entities ("SPEs"). Securitization entities are a common, required element of securitization transactions to meet certain legal and transaction requirements that assure that the sold assets have been isolated from our creditors and us. The securitization entities generally issue interest-bearing securities collateralized by future collections on the sold receivables.

Receivables are considered sold for accounting purposes when the receivables are transferred beyond the reach of our creditors, the transferee has the right to pledge or exchange the assets and we have surrendered control over the rights and obligations of the receivables. If these criteria are satisfied, the receivables are removed from our balance sheet at the time they are sold.

For off-balance sheet sales of receivables, estimated gains or losses are recognized in the period in which the sale occurs. We retain certain interests in receivables sold in securitization transactions. These interests are recorded at fair value with unrealized gains or losses recorded, net of tax, in Accumulated other comprehensive income/(loss), a component of stockholders' equity.

In whole-loan sale transactions, we sell retail installment sale contracts to a buyer who either retains them or sells them in a subsequent asset-backed securitization. We do not retain any interests in the sold receivables but continue to service such receivables for a fee.

Certain sales of receivables do not qualify for off-balance sheet treatment. As a result, the sold receivables and associated debt are not removed from our balance sheet and no gain or loss is recorded for these transactions.

Foreign Currency Translation

The assets and liabilities of foreign subsidiaries using the local currency as their functional currency are translated to U.S. dollars based on current exchange rates and any resulting translation adjustments are included in Accumulated other comprehensive income/(loss). The net translation adjustment for 2005 was a decrease of $3.4 billion (net of tax of $299 million). The net adjustment reflects amounts transferred to net income as a result of the sale or liquidation of an entity, resulting in a $116 million gain (primarily from the sale of Hertz).

Also included in net income are the gains and losses arising from transactions denominated in a currency other than the functional currency of a location, the impact of re-measuring assets and liabilities of foreign subsidiaries using U.S. dollars as their functional currency, and the results of our foreign currency hedging activities; for additional discussion of hedging activities, see Note 20. The net after-tax income effects of these adjustments were gains of $621 million, $609 million and $458 million in 2005, 2004, and 2003 respectively.

Depreciation and Amortization of Property, Plant and Equipment

Property and equipment are stated at cost and depreciated primarily using the straight-line method over the estimated useful life of the asset. Useful lives range from 3 years to 36 years. The estimated useful lives generally are 14.5 years for machinery and equipment and 30 years for buildings and land improvements. Special tools placed in service beginning in 1999 are amortized using the units-of-production method over the expected vehicle model cycle life. Maintenance, repairs, and rearrangement costs are expensed as incurred.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF ACCOUNTING POLICIES (Continued)

Asset Impairments

Discontinued and Held-for-Sale Operations. We perform an impairment test on an asset group to be discontinued, held for sale, or otherwise disposed of when management has committed to the action and the action is expected to be completed within one year. We estimate fair value to approximate the expected proceeds to be received, less transaction costs and compare it to the carrying value of the asset group. An impairment charge is recognized when the carrying value exceeds the estimated fair market value. When the estimated fair market value exceeds the carrying value of the asset group, gain is recognized upon disposal.

Long-Lived Assets. We monitor the carrying value of long-lived asset groups held and used for potential impairment when certain triggering events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses, or a significant decrease in the market value. When a triggering event occurs for long-lived asset groups held and used, a test for recoverability is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates, to the carrying value of the asset group. If the test for recoverability identifies a possible impairment, internal and external valuation experts are consulted. The asset group fair value is measured relying primarily on the discounted cash flow methodology. Additionally, we consider various market multiples (e.g., revenue and EBITDA) within the same industry.

Supplier Price Adjustments

We frequently negotiate price adjustments with our suppliers throughout a production cycle, even after receiving production material. These price adjustments relate to changes in design specifications or to other commercial terms such as economics, productivity, and competitive pricing and are recognized in income when settled.  In general, we avoid price changes in consideration of future business; however when these occur, our policy is to defer the financial statement impact of any such price change given explicitly in consideration of future business where guaranteed volumes are specified.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3. INCOME TAXES

Components of income taxes, excluding discontinued operations, cumulative effects of changes in accounting principles and equity in net results of affiliated companies accounted for after-tax, are as follows:

	2005	2004	2003
Income/(loss) before income taxes, excluding equity in net results of affiliated companies accounted for after-tax (in millions)
U.S.	$40	$2,164	$(967)
Non-U.S.	743	1,692	1,797
Total	$783	$3,856	$830

Provision for income taxes (in millions)
Current
Federal	$26	$(119)	$(149)
Non-U.S.	764	1,038	653
State and local	43	(148)	32
Total Current	833	771	536
Deferred
Federal	(752)	643	(454)
Non-U.S	(822)	(737)	(37)
State and local	(104)	(34)	(91)
Total Deferred	(1,678)	(128)	(582)
Total	$(845)	$643	$(46)

Reconciliation of effective tax rate
U.S. tax at statutory rate	35%	35%	35%
Non-U.S. income taxes	(11)	(2)	—
State and local income taxes	(4)	—	(5)
Deductible dividends	(20)	(4)	(6)
General business credits	(15)	(4)	(18)
Dispositions and restructurings	16	—	—
Medicare prescription drug benefit	(13)	(2)	—
Repatriation of foreign earnings under The American Jobs Creation Act of 2004	(33)	—	—
Prior year settlements and claims	(50)	(7)	—
Other	(13)	1	(12)
Effective rate	(108)%	17%	(6)%

Annual tax provisions include amounts considered sufficient to pay probable assessments for examination of prior-year tax returns by federal, foreign, state and local jurisdictions; actual assessments may differ. We do not expect that such differences would have a material effect on the future financial statements for a particular year, although such an outcome is possible. No provision for deferred taxes has been made on $550 million of unremitted earnings that are considered to be indefinitely invested in non-U.S. subsidiaries. Deferred taxes for these unremitted earnings are not practicable to estimate.

The components of deferred tax assets and liabilities at December 31 were as follows (in millions):

	2005	2004
Deferred tax assets
Employee benefit plans	$7,142	$6,005
Dealer and customer allowances and claims	3,000	3,196
Tax credit carryforwards	2,173	2,736
Other foreign deferred tax assets	2,905	2,639
Allowance for credit losses	1,764	1,957
All other	6,227	6,037
Total gross deferred tax assets	23,211	22,570
Less: valuation allowance	(252)	(172)
Total net deferred tax assets	22,959	22,398

Deferred tax liabilities
Leasing transactions	7,736	7,913
Depreciation and amortization (excluding leasing transactions)	5,130	5,554
Finance receivables	2,849	2,859
All other	7,024	7,083
Total deferred tax liabilities	22,739	23,409
Net deferred tax assets/(liabilities)	$220	$(1,011)

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3. INCOME TAXES (Continued)

Operating loss carryforwards for tax purposes were $4.2 billion at December 31, 2005. A substantial portion of these losses has an indefinite carryforward period; the remaining losses will begin to expire in 2006. Tax credits available to offset future tax liabilities are $2.2 billion. A substantial portion has an indefinite carryforward period; the remainder begins to expire in 2017. Tax benefits of operating loss and tax credit carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances. Management believes that it is more likely than not that a substantial amount of the deferred tax assets will be realized; a valuation allowance has been established for the remainder. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future U.S. taxable income are lower than expected.

On October 22, 2004, President Bush signed into law The American Jobs Creation Act of 2004 ("the Act"). The Act provides for a one-year period to repatriate certain foreign earnings at a special tax rate if those earnings are invested in certain U.S. activities. We remitted such earnings during the year. As identified in our dividend reinvestment plan, our primary U.S. investment of the dividend amount was cash compensation and benefits (excluding executive compensation) to or for the benefit of employees performing services in the United States. Our fourth quarter results reflect a $250 million tax benefit related to this provision.

During the second quarter of 2005, we settled, on a favorable basis, various claims and disputes related to prior year taxes. A significant portion related to foreign tax credits.

NOTE 4. DISCONTINUED OPERATIONS, HELD-FOR-SALE OPERATIONS, OTHER DISPOSITIONS, AND ACQUISITIONS

Automotive Sector

Discontinued Operations. In 2004, the Automotive sector completed the disposition of several of its non-core businesses initiated in 2002 and 2003, including our former automotive recycling businesses in the United States and Canada, our electric vehicle business in Norway, and our insurance-related products and services business in the United Kingdom. Associated with the disposition of these entities, we recorded pre-tax charges of $9 million and $105 million in 2004 and 2003, respectively, reflected in Income/(loss) from discontinued operations.

In 2004, we sold our Formula One racing operations as these operations were not consistent with our Premier Automotive Group ("PAG") Improvement Plan nor our goals to build on the basics and focus on our core business. We recorded pre-tax charges of $204 million for impairment of goodwill, $23 million related to write-down of inventory and $77 million for loss on sale.

The results of all discontinued Automotive sector operations are as follows (in millions):

	2005	2004	2003
Sales	$3	$192	$410

Operating income/(loss) from discontinued operations	$(4)	$(184)	$(65)
Gain/(loss) on discontinued operations	13	(165)	(105)
(Provision for)/benefit from income taxes	(3)	122	29
Income/(loss) from discontinued operations	$6	$(227)	$(141)

At December 31, 2005 and 2004, there were no significant assets or liabilities remaining on our balance sheet related to discontinued operations.

Held-for-Sale Operations. In 2004, management committed to sell certain consolidated dealerships in the Asia Pacific and Africa/Mazda segment as the sale of the dealerships would allow us to concentrate on the production and marketing of our products in the Asia Pacific region rather than the day-to-day retailing operations. In 2004, we recorded pre-tax charges of $64 million reflected in Cost of sales for the impairment of goodwill and $16 million in Interest income and other non-operating income/(expense), net for the estimated loss on disposal. In 2005, we completed the sale and recognized a pre-tax gain of $14 million reflected in Interest income and other non-operating income/(expense), net.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. DISCONTINUED OPERATIONS, HELD-FOR-SALE OPERATIONS, OTHER DISPOSITIONS, AND ACQUISITIONS (Continued)

In 2005, we acquired the minority interest in the Beanstalk Group, LLC ("Beanstalk"), a majority-owned subsidiary that licensed trademarks, and subsequently sold our 100% interest. Its operations were not consistent with our objective to focus on our core automotive business. We recorded pre-tax charges of $53 million for the impairment of intangible assets and goodwill in Cost of sales and $12 million in Interest income and other non-operating income/(expense), net for the loss on sale.

At December 31, 2005, there were no assets or liabilities on our balance sheet related to held-for-sale operations. At December 31, 2004, the assets of the held-for-sale operations consisted primarily of receivables and inventory totaling approximately $49 million and $114 million, respectively.

Other Dispositions. In 2005, we completed the sale of our interests in Mahindra & Mahindra Ltd. (approximately 5% interest), Vastera, Inc. (approximately 19% interest), and Kwik-Fit Group Limited (approximately 18% interest). As a result of the sales, we recognized pre-tax gains of approximately $22 million, $11 million, and $152 million, respectively in Interest income and other non-operating income/(expense), net.

We also completed the exchange of 8.3 million shares in Ballard Power Systems Inc. ("Ballard") for an equity interest (50%) in NuCellSys, GmbH, a 50/50 joint venture with DaimlerChrysler Corporation. As a result of the exchange and the retirement of certain restrictions, we recognized in Cost of sales a pre-tax charge of $61 million. Our ownership interest in Ballard is 11.5%. We continue to report this investment under the equity method.

Acquisitions. We also finalized an agreement with Visteon Corporation ("Visteon"), our largest supplier, in which we assumed control of 17 plants and six other facilities in the United States and Mexico. These assets were transferred to Automotive Components Holdings, LLC ("ACH"), a temporary business controlled and managed by us, to protect the flow of critical parts and components in the near-term and, over time, to improve our sourcing flexibility and cost competitiveness. ACH's mission is to prepare most of the acquired businesses for sale to companies with the capital and expertise to supply us with high-quality components and systems at competitive prices. We consolidated ACH on October 1, 2005 as part of The Americas segment.

The total 2005 pre-tax loss from the transaction was $468 million reflected in Cost of sales, summarized as follows (in millions):

Value of ACH Assets/(Liabilities) Received on October 1, 2005
Net property	$427
Inventory	299
Warrants for purchase of Visteon stock	165
Other net liabilities	(10)
Total	$881

Cash Paid/Liabilities Assumed
Forgiveness of employee-related liabilities*	$(500)
Cash paid to escrow account for Visteon restructuring	(400)
Cash paid for inventories	(299)
Liability recorded for Visteon restructuring	(150)
Total	$(1,349)
__________
*	As part of the transaction, we forgave $1.1 billion of Visteon's liability to us for employee-related costs of which $600 million was recognized in 2004 as an allowance for doubtful accounts.

In 2004, we acquired 100% ownership of ZF Batavia, LLC (renamed Batavia Transmissions, LLC) from ZF Transmissions Technologies LLC. ZF Transmission Technologies LLC, is a company we jointly own (49%) with ZF Friedrichshafen Germany (51%).

In June 2000, we purchased the Land Rover sport utility vehicle business from the BMW Group. As part of the acquisition, we agreed to pay two-thirds of the purchase price at closing with the remainder being paid in 2005. During 2005, we made the final payment of approximately $1.3 billion.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. DISCONTINUED OPERATIONS, HELD-FOR-SALE OPERATIONS, OTHER DISPOSITIONS, AND ACQUISITIONS (Continued)

Financial Services Sector

Discontinued Operations. Consistent with our strategy to focus on our core business, we completed the disposition of the operations discussed below.

In 2004, we committed to a plan to sell Triad Financial Corporation, our operation in the United States that specialized in automobile retail installment sales contracts with borrowers who generally would not be expected to qualify, based on their credit worthiness, for traditional financing sources such as those provided by commercial banks or automobile manufacturers' affiliated finance companies. During 2005, we completed the sale of this business and recognized a pre-tax loss of approximately $16 million.

In 2004, we completed the sale of AMI Leasing and Fleet Management Services, our operation in the United States that offered full service car and truck leasing. During 2003, we recognized a pre-tax charge of $50 million, reflected in Income/(loss) from discontinued operations for the loss on sale. This amount represented the difference between the selling price of these assets, less costs to sell them, and their recorded book value.

In 2003, we completed the sale of Axus, our all-makes vehicle fleet leasing operations in Europe, New Zealand and Australia. In 2002, we recognized a pre-tax charge of $31 million, reflected in Income/(loss) from discontinued operations for the loss on sale. This amount represented the difference between the selling price of these assets, less costs to sell them, and their recorded book value.

The results of all discontinued Financial Services sector operations are as follows (in millions):

	2005	2004	2003
Revenues	$118	$493	$550

Operating income/(loss) from discontinued operations	$59	$138	$84
Gain/(loss) on discontinued operations	(16)	—	(50)
(Provision for)/benefit from income taxes	(2)	(57)	(36)
Income/(loss) from discontinued operations	$41	$81	$(2)
At December 31, 2004, assets of our discontinued operations totaled $2.2 billion and consisted primarily of net finance receivables of $1.7 billion and retained interest in securitized assets of about $350 million.

Held-for-Sale Operations. During 2005, management committed to sell Hertz as it is not core to our Automotive business. On September 12, 2005, we entered into a definitive agreement with an investor group of private equity firms under which we agreed to sell Hertz in a transaction valued at approximately $15 billion including debt. On December 21, 2005, we completed, through our wholly-owned subsidiary Ford Holdings LLC, the sale of our 100% ownership interest in Hertz to CCMG Investor, LLC.

We received $5.6 billion in cash for the sale of Hertz. As part of the transaction, we provided cash-collateralized letters of credit in an aggregate amount of $200 million to support the asset-backed portion of the buyer's financing for the transaction. These letters of credit will expire no later than December 21, 2011. As a result of the sale, we recognized in Gain on sale of Hertz, a pre-tax gain of $1.1 billion, inclusive of $27 million of charges to record the estimated fair value of the letters of credit. For further discussion of these letters of credit, see Note 27.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. DISCONTINUED OPERATIONS, HELD-FOR-SALE OPERATIONS, OTHER DISPOSITIONS, AND ACQUISITIONS (Continued)

At December 31, 2005, there were no assets or liabilities on our balance sheet related to held-for-sale operations. The assets and liabilities of Hertz classified as discontinued/held-for-sale operations at December 31, 2004 are summarized as follows (in millions):

December 31, 2004
Assets
Cash and cash equivalents	$679
Finance receivables	1,283
Net investment in operating leases	9,111
Goodwill and other intangibles	877
Other assets	2,022
Total assets of held-for-sale operations	$13,972

Liabilities
Payables	$1,538
Debt	8,428
Other liabilities	1,372
Total liabilities of held-for-sale operations	$11,338

NOTE 5. MARKETABLE, LOANED AND OTHER SECURITIES

Trading securities are recorded at fair value with unrealized gains and losses included in income. Available-for-sale securities are recorded at fair value with net unrealized holding gains and losses reported, net of tax, in Accumulated other comprehensive income/(loss). Held-to-maturity securities are recorded at amortized cost. Realized gains and losses are accounted for using the specific identification method.

The fair value of substantially all securities is determined by quoted market prices. The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities that are traded in the market. Book value approximates fair value for all securities.

Expected maturities of debt securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

We loan certain securities from our portfolio to other institutions. Such securities are classified as Loaned securities. Collateral for the loaned securities, consisting of cash or other securities, is required to be maintained at a rate of 102% of the market value of a loaned security. We received securities as collateral in the amount of $2.8 billion and $399 million for 2005 and 2004, respectively. This collateral has not been pledged or sold. Cash collateral received is recorded as an asset in Other current assets, offset by an obligation to return the collateral in Other liabilities. Income received from loaning securities is recorded as Interest income and other non-operating income/(expense), net.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5. MARKETABLE, LOANED AND OTHER SECURITIES (Continued)

Investments in marketable and loaned securities at December 31 were as follows (in millions):

	2005				2004

	Amortized	Unrealized		Fair	Amortized	Unrealized		Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Automotive Sector
Trading	$8,028	$13	$24	$8,017	$7,648	$12	$23	$7,637
Available-for-sale
U.S. government	1,063	—	6	1,057	933	1	9	925
Mortgage-backed securities	527	1	4	524	212	2	1	213
Other debt securities	729	1	7	723	582	1	9	574
Subtotal	2,319	2	17	2,304	1,727	4	19	1,712
Total	$10,347	$15	$41	$10,321	$9,375	$16	$42	$9,349

Financial Services Sector
Trading	$2	$—	$—	$2	$2	$—	$—	$2
Available-for-sale
U.S. government	1,702	1	—	1,703	101	2	—	103
Mortgage-backed securities	282	1	4	279	184	3	—	187
Other debt securities	1,722	1	3	1,720	265	9	1	273
Equity	65	38	1	102	49	37	3	83
Subtotal	3,771	41	8	3,804	599	51	4	646
Held-to-maturity
U.S. government	6	—	—	6	7	—	—	7
Total	$3,779	$41	$8	$3,812	$608	$51	$4	$655

The proceeds and gains/(losses) from sales of available-for-sale securities were as follows (in millions):

	Proceeds			Gains/(Losses)
	2005	2004	2003	2005	2004	2003
Automotive Sector	$5,106	$7,615	$8,673	$(57)	$(12)	$9
Financial Services Sector	691	2,032	4,772	4	6	15

The amortized cost and fair value of investments in available-for-sale and held-to-maturity securities by contractual maturity for our sectors at December 31, 2005 were as follows (in millions):

	Automotive		Financial Services
	Available-for-Sale		Available-for-Sale		Held-to-Maturity
Contractual Maturity	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
1 year	$129	$129	$3,104	$3,104	$1	$1
2-5 years	1,506	1,496	180	178	3	3
6-10 years	39	38	60	59	—	—
11 years and later	118	117	80	82	1	1
Mortgage backed securities	527	524	282	279	1	1
Equity securities	—	—	65	102	—	—
Total	$2,319	$2,304	$3,771	$3,804	$6	$6

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5. MARKETABLE, LOANED AND OTHER SECURITIES (Continued)

The fair value of our investments in an unrealized loss position at December 31, 2005, aggregated by investment category and length of time that the investments have been in a continuous loss position, are as follows (in millions):

	Less Than 12 Months		12 Months or Greater		Total
Description of Securities	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Automotive Sector
U.S. government	$805	$4	$105	$2	$910	$6
Mortgage-backed securities	288	2	89	2	377	4
Other debt securities	321	2	230	5	551	7
Total	$1,414	$8	$424	$9	$1,838	$17

Financial Services Sector
U.S. government	$29	$—	$—	$—	$29	$—
Mortgage-backed securities	139	3	33	1	172	4
Other debt securities	85	1	75	2	160	3
Equity securities	3	—	2	1	5	1
Total	$256	$4	$110	$4	$366	$8

We also hold an additional $822 million investment in marketable securities at December 31, 2005 in a Voluntary Employees Beneficiary Association trust ("VEBA"), which assets are used to fund certain employee benefit obligations in the near term. These investments are recorded at fair value and included in Other assets on our balance sheet. At December 31, 2005, the fair value and unrealized loss of these assets that have been in a continuous loss position for less than twelve months was $318 million and $1 million, respectively, and the fair value and unrealized loss of these assets in a continuous loss position for twelve months or greater was $128 million and $1 million, respectively.

Management has determined that the unrealized losses on our investments in debt and equity securities at December 31, 2005 are temporary in nature. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

NOTE 6. INVENTORIES — AUTOMOTIVE SECTOR

Inventories at December 31 were as follows (in millions):

	2005	2004
Raw materials, work-in-process and supplies	$4,056	$3,950
Finished products	7,224	7,799
Total inventories at FIFO	11,280	11,749
Less: LIFO adjustment	(1,009)	(1,001)
Total inventories	$10,271	$10,748

Inventories are stated at lower of cost or market. About one-fourth of inventories were determined under the last-in, first-out method ("LIFO").

During 2005, inventory quantities were reduced, resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2005 purchases, the effect of which decreased cost of goods sold by approximately $12 million.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7. SIGNIFICANT UNCONSOLIDATED AFFILIATES

Mazda Motor Corporation ("Mazda") and Blue Diamond Parts, LLC. ("Blue Diamond Parts"), accounted for under the equity method, are considered significant unconsolidated affiliates.

Mazda-Related Investments. At December 31, 2005, our ownership interest in Mazda was 33.9%. The carrying value of our investment in Mazda was $928 million and $768 million at December 31, 2005 and 2004, respectively. Included in our investment of Mazda was $171 million of goodwill. Dividends received from Mazda were $11 million, $8 million and $7 million for the years ended December 31, 2005, 2004, and 2003, respectively. The market value of our investment in Mazda at December 31, 2005 was $2.1 billion.

Summarized income statement information from the published Mazda's financial statements for the twelve months ended September 30, 2005, 2004, and 2003 are as follows (in millions):

	2005	2004	2003
Net sales	$26,555	$28,015	$20,281
Cost and expenses	25,696	27,226	19,740
Income from continuing operations	333	419	368
Net income	566	384	250

Included in our Equity in net income/(loss) of affiliated companies was income of $148 million, $108 million and $74 million in 2005, 2004, and 2003, respectively, representing our share of Mazda's results on a U.S. GAAP basis. There have been no events at Mazda subsequent to September 30, 2005 that would materially affect our balance sheet or statement of income. Balance sheet information for Mazda is insignificant to our consolidated balance sheet.

Included in our investment in Mazda are convertible bonds issued by Mazda. The bonds are accounted for as an available-for-sale security and at December 31, 2005 and 2004, these bonds had a fair value of $52 million and $219 million, respectively. In the second half of 2005, we converted to equity 82.5% of these.

Blue Diamond Parts, LLC. We have a 50% voting interest in Blue Diamond Parts, LLC. Blue Diamond Parts manages sourcing, merchandising, and distribution of various replacement parts. The carrying value of our investment in Blue Diamond Parts was $7 million and $23 million at December 31, 2005 and 2004, respectively. Dividends received from Blue Diamond Parts were $99 million, $41 million and $31 million for the years ended December 31, 2005, 2004, and 2003, respectively.

Summarized income statement information from Blue Diamond Parts' financial statements for the twelve months ended December 31, 2005, 2004, and 2003 are as follows (in millions):

	2005	2004	2003
Net service revenue	$194	$113	$93
Net other expenses	28	20	17
Income from continuing operations	166	93	75
Net income	164	91	75

Included in our Equity in net income/(loss) of affiliated companies was income of $83 million, $48 million and $39 million for the years ended December 31, 2005, 2004 and 2003, respectively. Balance sheet information for Blue Diamond Parts is insignificant to our consolidated balance sheet.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 8. NET PROPERTY AND RELATED EXPENSES

Net property at December 31 was as follows (in millions):

	2005	2004
Land	$697	$727
Buildings and land improvements	12,833	12,598
Machinery, equipment and other	45,680	46,364
Construction in progress	2,736	2,089
Total land, plant and equipment	61,946	61,778
Accumulated depreciation	(32,617)	(30,982)
Net land, plant and equipment	29,329	30,796
Special tools, net of amortization	11,020	12,098
Net Automotive Sector property	40,349	42,894
Net Financial Services Sector property	328	409
Total	$40,677	$43,303

Automotive sector property-related expenses were as follows (in millions):
	2005	2004	2003
Amortization of special tools	$3,976	$3,162	$2,672
Depreciation and other amortization	4,181	3,258	2,786
Total	$8,157	$6,420	$5,458

Maintenance and rearrangement	$1,895	$1,971	$1,791

NOTE 9. IMPAIRMENT OF LONG-LIVED ASSETS

During 2005, we updated our PAG Improvement Plan for the Jaguar/Land Rover operating unit within our Ford Europe and PAG segment. We project a decline in net cash flows for the Jaguar/Land Rover operating unit based on updated market projections primarily reflecting recent market performance for Jaguar. As a result, we tested the long-lived assets of this operating unit for recoverability and recorded a pre-tax impairment charge of $1.3 billion in Cost of sales as the carrying value of these assets exceeded the fair value.

During the fourth quarter of 2005, we reviewed the Way Forward plan for the Ford North America business unit of our The Americas segment. The Way Forward plan was approved in the first quarter of 2006. In the fourth quarter of 2005, we tested the long-lived assets of the Ford North America business unit for recoverability using net cash flows revised for the Way Forward plan. We concluded the long-lived assets of Ford North America are not impaired.

As a result of these actions, we also re-evaluated our annual goodwill impairment test performed in the second quarter of 2005 and have determined that an impairment charge is not warranted.

NOTE 10. GOODWILL AND OTHER INTANGIBLES

Our policy is to perform annual testing on goodwill and certain other intangible assets to determine if any impairment has occurred. The test is conducted on a reporting unit level that is aligned with our current senior management structure. To test for impairment, the carrying value of each reporting unit is compared with its fair value. Fair value is estimated using the present value of free cash flows method. In the second and fourth quarter of 2005, fair value was calculated using our best available estimate of future free cash flows. No impairment resulted from this testing.

Beginning with the second quarter of 2006, we changed the reporting of our Automotive sector to separately disclose the following segments: Ford North America, Ford South America, Ford Europe, PAG, and Ford Asia Pacific and Africa/Mazda.

Changes in the carrying amount of goodwill are as follows (in millions):

	Goodwill, December 31, 2004	Goodwill Acquired	Goodwill Impaired	Exchange Translation/ Other	Goodwill, December 31, 2005
Automotive Sector:
Ford North America	$188	$55	$(34)	$(7)	$202
Ford South America	—	—	—	—	—
Ford Europe	25	—	—	6	31
PAG	5,223	—	—	(348)	4,875
Ford Asia Pacific and Africa	—	—	—	—	—
Total Automotive Sector	5,436	55	(34)	(349)	5,108
Financial Services Sector:
Ford Credit	20	—	—	(3)	17
Total Financial Services Sector	20	—	—	(3)	17
Total	$5,456	$55	$(34)	$(352)	$5,125

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10. GOODWILL AND OTHER INTANGIBLES (Continued)

During the first quarter of 2005, we impaired $34 million of goodwill and $19 million of net intangibles in the Ford North America segment related to our then held-for-sale subsidiary, Beanstalk. In measuring the impairment, the carrying value of these operations, including goodwill, was compared to a third-party valuation. Beanstalk was subsequently sold in October 2005. In connection with the acquisition of several dealerships, we acquired $55 million of goodwill in 2005.

In addition to the goodwill presented in the above table, during the fourth quarter of 2005, we sold Hertz, including $640 million in goodwill and $232 million in intangibles which were classified as Assets of discontinued/held-for-sale operations. Additionally, included in Equity in net assets of affiliated companies was goodwill of $217 million at December 31, 2005. This included an increase of $83 million related to the conversion of our investment in Mazda convertible bonds to an investment in Mazda's equity, and a decrease of $32 million related primarily to our investment in Ballard.

The components of identifiable intangible assets at December 31 were as follows (in millions):

	2005			2004
	Automotive Sector		Financial Services Sector	Automotive Sector		Financial Services Sector
	Amortizable	Non-amortizable	Amortizable	Amortizable	Non-amortizable	Amortizable
Gross carrying amount	$558	$431	$4	$604	$484	$4
Less: accumulated amortization	(169)	—	(4)	(150)	—	(4)
Net intangible assets	$389	$431	$—	$454	$484	$—

Pre-tax amortization expense related to these intangible assets for the year ended December 31, 2005 was $55 million. Intangible asset amortization is forecasted to range from $30 million to $40 million per year for the next five years, excluding the impact of foreign currency translation.

NOTE 11. FINANCE RECEIVABLES — FINANCIAL SERVICES SECTOR

Net finance receivables at December 31 were as follows (in millions):

	2005	2004
Retail	$67,928	$84,862
Wholesale	38,522	22,666
Other finance receivables	6,320	7,096
Total finance receivables	112,770	114,624
Allowance for credit losses	(1,400)	(2,136)
Other	66	72
Net finance and other receivables	$111,436	$112,560

Net finance receivables subject to fair value*	$105,481	$104,893
Fair Value	$105,004	$105,132
__________
*	December 31, 2005 and 2004, excludes $5.5 billion and $7.7 billion, respectively, of certain receivables (primarily direct financing leases) that are not financial instruments.

Finance receivables that originated outside the United States were $46.4 billion and $51.9 billion at December 31, 2005 and 2004, respectively. Other finance receivables consisted primarily of real estate, commercial and other collateralized loans and accrued interest.

Included in net finance and other receivables at December 31, 2005 and 2004 were $44.7 billion and $16.9 billion, respectively, of receivables that have been sold for legal purposes to consolidated securitization SPEs and are available only for repayment of debt issued by those entities, and to pay other securitization investors and other participants; they are not available to pay our other obligations or the claims of our other creditors.

The fair value of most finance receivables is calculated by discounting future cash flows using an estimated discount rate that reflects the current credit, interest rate and prepayments risks associated with similar types of instruments. For receivables with short maturities, the book value approximates fair value.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 11. FINANCE RECEIVABLES — FINANCIAL SERVICES SECTOR (Continued)

At December 31, 2005, finance receivables included $1.6 billion owed by the three customers with the largest receivables balances.

Future maturities of total finance receivables, including minimum lease rentals are $74.3 billion for 2006, $20.5 billion for 2007, $10.9 billion for 2008, and $7.1 billion thereafter. Experience indicates that a substantial portion of the portfolio generally is repaid before the contractual maturity dates.

Included in retail receivables above are investments in direct financing leases. The net investment at December 31 was as follows (in millions):

	2005	2004
Total minimum lease rentals to be received	$3,978	$4,972
Less: Unearned income	(555)	(758)
Loan origination costs	41	50
Estimated residual values	2,394	3,367
Less: Allowance for credit losses	(59)	(82)
Net investment in direct financing leases	$5,799	$7,549

The investment in direct financing leases relates to the leasing of vehicles, various types of transportation and other equipment and facilities. Future maturities of minimum lease rentals, as included above, are $1.7 billion for 2006, $1.1 billion for 2007, about $800 million for 2008, and about $400 million thereafter.

NOTE 12. NET INVESTMENT IN OPERATING LEASES

The net investment in operating leases at December 31 was as follows (in millions):

	2005	2004
Financial Services Sector
Vehicles and other equipment, at cost	$29,489	$30,799
Accumulated depreciation	(6,344)	(7,842)
Allowances for credit losses	(194)	(305)
Total Financial Services	22,951	22,652
Automotive Sector
Vehicles, net of depreciation	4,148	2,912
Total	$27,099	$25,564

Financial Services Sector

Included in net investment in operating leases at December 31, 2005 were interests in operating leases and the related vehicles of $6.5 billion that have been transferred for legal purposes to consolidated securitization SPEs and are available only for repayment of debt issued by those entities, and to pay other securitization investors and other participants; they are not available to pay our other obligations or the claims of our other creditors.

The amounts contractually due for minimum rentals on operating leases are $3.5 billion for 2006, $3.0 billion for 2007, $1.8 billion for 2008, $441 million for 2009, $75 million for 2010, and $285 million thereafter.

Assets subject to operating leases are depreciated primarily on the straight-line method over the term of the lease to reduce the asset to its estimated residual value. Estimated residual values are based on assumptions for used vehicle prices at lease termination and the number of vehicles that are expected to be returned. Operating lease depreciation expense (which includes gains and losses on disposal of assets) was $5.7 billion in 2005, $6.4 billion in 2004, and $8.5 billion in 2003.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 13. SALES OF RECEIVABLES — FINANCIAL SERVICES SECTOR

Servicing Portfolio

We retain servicing rights for receivables sold in off-balance sheet securitization and whole-loan sale transactions. The servicing portfolio is summarized in the following table (in millions):

	Retail	Wholesale	Total
Servicing portfolio at December 31, 2003	$33,921	$20,249	$54,170
Receivables sales	6,933	—	6,933
Collections	(20,185)	(1,345)	(21,530)
Servicing portfolio at December 31, 2004	20,669	18,904	39,573
Receivables sales	18,138	1,561	19,699
Collections and re-acquired receivables	(17,886)	(20,465)	(38,351)
Servicing portfolio at December 31, 2005	$20,921	$—	$20,921

In the fourth quarter of 2005, we consolidated our off-balance sheet wholesale securitization program as a result of certain changes authorized in accordance with the transaction documents. The accounting consolidation did not have an impact on our earnings, back-up credit facilities, unsecured debt programs or other securitization programs. This transaction was primarily non-cash and increased receivables $17.9 billion and debt $15.8 billion upon consolidation.

Retained Interest

Components of retained interest in off-balance sheet securitized assets at December 31 include (in millions):

	2005	2004
Residual interest in securitization transactions	$1,094	$768
Restricted cash held for benefit of securitization SPEs	199	503
Subordinated securities	127	875
Interest in sold wholesale receivables and other trust assets	—	6,904
Senior securities	—	128
Retained interest in securitized assets	$1,420	$9,178

Investments in subordinated securities and restricted cash are senior to the residual interest in securitization transactions. Retained interests are recorded at fair value. The fair value of subordinated and senior securities is estimated based on market prices. In determining the fair value of residual interest in securitization transactions, we discount the present value of the projected cash flows retained at the transaction discount rate.

Investment and Other Income

The following table summarizes the activity related to off-balance sheet sales of receivables reported in Revenues for the years ended December 31 (in millions):

	2005	2004	2003
Net gain on sales of receivables	$87	$160	$373
Income on interest in sold wholesale receivables and retained securities	327	588	679
Servicing fees	376	372	618
Income on residual interest and other	723	815	941
Investment and other income related to sales of receivables	$1,513	$1,935	$2,611

For the year ended December 31, 2005, we utilized certain point-of-sale assumptions in our retail transactions, which included a discount rate of 11.0%, prepayment speeds of 0.9% to 1.5% (which represents expected payments earlier than scheduled maturity dates) and credit losses of 0.1% to 2.3% over the life of sold receivables. The weighted-average life of the underlying assets was 51.9 months. For the year ended December 31, 2004, point-of-sale assumptions in our retail transactions included discount rates of 11.0% to 13.5%, prepayment speeds of 0.8% to 1.5% and credit losses of 0.8% to 2.8% over the life of sold receivables. For the year ended December 31, 2004, the weighted-average life of the underlying assets was 50.2 months.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 13. SALES OF RECEIVABLES — FINANCIAL SERVICES SECTOR (Continued)

Cash Flow

The following table summarizes the cash flow movements between the transferees and us in our off-balance sheet sales of receivables for the years ended December 31 (in millions):

	2005	2004	2003
Proceeds from sales of receivables
Proceeds from sales of retail receivables	$15,549	$4,795	$15,761
Proceeds from interest in sold wholesale receivables	3,739	3,957	966
Proceeds from revolving-period securitizations	1,349	1,567	2,610
Proceeds from sale of retained notes - retail	298	—	—
Total	$20,935	$10,319	$19,337

Cash flows related to net change in retained interest
Interest in sold retail receivables	$708	$1,457	$893
Interest in sold wholesale receivables	2,684	(1,831)	1,140
Total	$3,392	$(374)	$2,033

Servicing fees
Retail	$260	$260	$409
Wholesale	116	112	209
Total	$376	$372	$618

Other cash flows received on interests retained (which are reflected in securitization income)
Retail	$276	$356	$735
Wholesale	507	802	810
Total	$783	$1,158	$1,545

Repurchased retail receivables	$(43)	$(143)	$(193)

Other Disclosures

The following table summarizes key assumptions used in estimating cash flows from sold retail receivables and the corresponding sensitivity of the current fair values to 10% and 20% adverse changes (in millions):

	Assumption	Impact on Fair Value Based on Adverse Change
	Percentage	10% Change	20% Change
	(annual rate)
Cash flow discount rate	11%	$(12)	$(24)
Estimated net credit loss rate	0.1% - 5.0%	(19)	(38)
Prepayment speed	0.9% - 1.5%	(3)	(6)

The effect of a variation in a particular assumption on the fair value of residual interest in securitization transactions was calculated without changing any other assumptions and changes in one factor may result in changes in another.

Outstanding delinquencies over 30 days related to the off-balance sheet securitized portfolio were $386 million and $410 million at December 31, 2005 and 2004, respectively. Credit losses, net of recoveries, were $127 million and $244 million for the years ended December 31, 2005 and 2004, respectively. Expected static pool credit losses related to outstanding securitized retail receivables were 1.55% at December 31, 2005. To calculate the static pool credit losses, actual and projected future credit losses are added together and divided by the original balance of each pool of assets.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 13. SALES OF RECEIVABLES — FINANCIAL SERVICES SECTOR (Continued)

On-Balance Sheet Securitization Special Purpose Entities

At December 31, 2005 and 2004, about $44.7 billion and $16.9 billion, respectively, of finance receivables have been sold for legal purposes to consolidated securitization SPEs. In addition, at December 31, 2005 and 2004, interests in operating leases and the related vehicles of about $6.5 billion and $2.5 billion, respectively, have been transferred for legal purposes to consolidated securitization SPEs. These receivables and interests in operating leases and the related vehicles are only for repayment of debt issued by those entities, and to pay other securitization investors and other participants; they are not available to pay our other obligations or the claims of our other creditors. At December 31, 2005 and 2004, associated debt of $39.8 billion and 16.5 billion, respectively, was issued by the SPEs and includes both asset-backed commercial paper and notes payable out of collections on these receivables and interests in operating leases and the related vehicles. This debt is the legal obligation of the SPEs, but for financial statement reporting purposes is reported as debt on our balance sheet.

NOTE 14. ALLOWANCE FOR CREDIT LOSSES — FINANCIAL SERVICES SECTOR

The allowance for credit losses is our estimate of the credit losses related to impaired receivables and operating leases at the date of the financial statements. This allowance is based on factors including historical credit loss trends, the credit quality of our present portfolio, trends in historical and projected used vehicle values and general economic measures. Additions to the allowance for credit losses are made by recording charges to the provision for credit losses on our statement of income. Finance receivables and lease investments are charged to the allowance for credit losses at the earlier of when an account is deemed to be uncollectible or when an account is 120 days delinquent, taking into consideration the financial condition of the borrower or lessee, the value of the collateral, recourse to guarantors and other factors. Recoveries on finance receivables and lease investments previously charged off as uncollectible are credited to the allowance for credit losses.

The allowance for credit losses is included in Finance receivables, net and Net investment in operating leases. Changes in the allowance for credit losses for finance receivables, investment in direct financing leases and investment in operating leases were as follows (in millions):

	2005	2004	2003
Beginning balance	$2,471	$2,977	$3,065
Provision for credit losses	167	923	1,928
Total charge-offs and recoveries
Charge-offs	(1,184)	(1,843)	(2,409)
Recoveries	478	477	475
Net charge-offs	(706)	(1,366)	(1,934)
Other changes, principally amounts related to finance receivables sold and translation adjustments	(338)	(63)	(82)
Ending balance	$1,594	$2,471	$2,977

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 15. ACCRUED LIABILITIES AND DEFERRED REVENUE (in millions)

	2005	2004
Automotive Sector
Current
Dealer and customer allowances and claims	$13,074	$14,152
Deferred revenue	5,697	4,417
Employee benefit plans	2,059	1,895
Other postretirement employee benefits	1,442	1,572
Accrued interest	1,248	1,538
Pension liability	398	69
Other	4,911	6,050
Total Automotive current	28,829	29,693
Non-current
Other postretirement employee benefits	17,778	15,306
Dealer and customer allowances and claims	7,359	7,728
Pension liability	7,156	7,639
Deferred revenue	2,130	2,188
Employee benefit plans	1,121	1,117
Other	3,095	3,127
Total Automotive non-current	38,639	37,105
Total Automotive Sector	67,468	66,798
Financial Services Sector	5,579	6,816
Total	$73,047	$73,614

NOTE 16. DEBT AND COMMITMENTS

Debt at December 31 was as follows (in millions):

	Weighted Average Rate (a)		Amount
	2005	2004	2005	2004
Automotive Sector
Debt payable within one year
Short-term	6.0%	8.6%	$251	$270
Long-term payable within one year
Senior indebtedness			727	707
Total debt payable within one year			978	977
Long-term debt
Senior indebtedness
Notes and bank debt	7.5%	7.4%	11,942	12,303
Unamortized discount			(197)	(208)
Total senior indebtedness			11,745	12,095
Subordinated indebtedness	6.5%	6.5%	5,155	5,155
Total long-term debt			16,900	17,250
Total debt			$17,878	$18,227
Fair value (b)			$13,179	$18,074
Financial Services Sector
Short-term debt
Asset-backed commercial paper (c)			$21,736	$12,612
Commercial paper			1,041	8,916
Other short-term			9,543	10,590
Total short-term debt	5.0%	2.8%	32,320	32,118
Long-term debt
Senior indebtedness
Notes payable within one year			21,460	30,086
Notes payable after one year			63,659	78,219
Unamortized discount			(63)	(70)
Asset-backed debt (d)
Notes payable within one year			5,357	624
Notes payable after one year			12,667	3,221
Total long-term debt	5.1%	4.4%	103,080	112,080
'Total debt			$135,400	$144,198
Fair value (b)			$131,233	$148,334

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 16. DEBT AND COMMITMENTS (Continued)

Long-term debt maturities at December 31, 2005 are as follows (in millions):

Long-term debt maturities	2006	2007	2008	2009	2010	Thereafter	Maturity Average (Years)
Automotive Sector	$727	$801	$400	$184	$663	$14,852	25
Financial Services Sector	26,817	26,065	17,507	12,483	6,687	13,521	3
__________
(a)	Includes the effect of interest rate swaps
(b)	Based on quoted market prices or current rates for similar debt with the same remaining maturities.
(c)
Amounts represent asset-backed commercial paper issued by consolidated securitization SPEs and are payable out of collections on the finance receivables. This debt is the legal obligation of the securitization SPEs.

(d)
Asset-backed debt is issued by consolidated securitization SPEs and is payable out of collections on the finance receivables or interests in operating leases and the related vehicles transferred to the SPEs. This debt is the legal obligation of the securitization SPEs.

Subordinated Indebtedness

Ford Motor Company Capital Trust II, a subsidiary trust ("Trust II"), has outstanding 6.50% Cumulative Convertible Trust Preferred Securities with an aggregate liquidation preference of $5 billion (the "Trust II Preferred Securities"). The sole assets of Trust II are $5.2 billion principal amount of 6.50% Junior Subordinated Debentures due 2032 of Ford Motor Company (the "Subordinated Debentures"). At our option, we may redeem the Subordinated Debentures, in whole or in part, on or after January 15, 2007. To the extent we redeem the Subordinated Debentures or upon the maturity of the Subordinated Debentures, Trust II is required to redeem the Trust II Preferred Securities at $50 per share plus accrued and unpaid distributions. We guarantee the payment of all distribution and other payments of the Trust II Preferred Securities to the extent not paid by Trust II, but only if and to the extent we have made a payment of interest or principal on the Subordinated Debentures. Trust II is not consolidated by us as it is a VIE in which we do not have a significant variable interest and of which we are not the primary beneficiary.

Credit Facilities*

Automotive Sector

At December 31, 2005, the Automotive sector had $7.1 billion of contractually committed credit facilities with financial institutions, of which $6.9 billion were available for use. Of the lines available for use, 74% are committed through June 30, 2010. Of the $7.1 billion, $6.5 billion constitute global credit facilities and may be used, at our option, by any of our direct or indirect majority-owned subsidiaries on a guaranteed basis. We also have the ability to transfer, on a non-guaranteed basis, $2.2 billion of such global credit facilities to Ford Credit and approximately $500 million to FCE Bank plc ("FCE"), Ford Credit's European operation. All of the global credit facilities are free of material adverse change clauses and restrictive financial covenants (for example, debt-to-equity limitations, minimum net worth requirements and credit rating triggers) that would limit our ability to borrow.

Financial Services Sector

At December 31, 2005, the Financial Services Sector had $6.2 billion of contractually committed credit facilities with financial institutions, of which $5.1 billion were available for use. Of the lines available for use, 36% are committed through June 30, 2010. Of the $6.2 billion, $3.8 billion are Ford Credit facilities ($3.2 billion global and approximately $600 million non-global) and $2.4 billion are FCE facilities ($2.3 billion global and approximately $100 million non-global). The global credit facilities may be used, at Ford Credit's or FCE's option, by any of their direct or indirect majority-owned subsidiaries. Ford Credit or FCE, as the case may be, will guarantee any such borrowings. All of the global credit facilities have substantially identical contract terms (other than commitment amounts) and are free of material adverse change clauses and restrictive financial covenants (for example, debt-to-equity limitations, minimum net worth requirements and credit rating triggers) that would limit our ability to borrow.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 16. DEBT AND COMMITMENTS (Continued)

Additionally, at December 31, 2005, banks provided $18.7 billion of contractually committed liquidity facilities exclusively to support Ford Credit's two on-balance sheet, asset-backed commercial paper programs; $18.2 billion supported Ford Credit's retail securitization program ("FCAR") and $500 million supported the wholesale securitization program ("Motown Notes"). The FCAR and Motown Notes program must be supported by liquidity facilities equal to at least 100% and 5%, respectively, of their face amount. At December 31, 2005, about $17.7 billion of FCAR's bank credit facilities were available to support FCAR's asset-backed commercial paper or subordinated debt. The remaining $500 million of available credit lines could be accessed for additional funding if FCAR issued additional subordinated debt. Utilization of these facilities is subject to conditions specific to each program and Ford Credit having a sufficient amount of securitizable assets. At December 31, 2005, the outstanding balances were approximately $15.3 billion for the FCAR program and $6.5 billion for the Motown Notes program.
__________
*	Credit facilities of our VIEs are excluded as we do not control their use.

NOTE 17. VARIABLE INTEREST ENTITIES

We consolidate VIEs of which we are the primary beneficiary. The liabilities recognized as a result of consolidating these VIEs do not represent additional claims on our general assets; rather, they represent claims against the specific assets of the consolidated VIEs. Conversely, assets recognized as a result of consolidating these VIEs do not represent additional assets that could be used to satisfy claims against our general assets. Reflected in our December 31, 2005 balance sheet are $5.5 billion of VIE assets related to VIEs that were consolidated.

During 2003, as a result of consolidating VIEs of which we are the primary beneficiary, we recognized a non-cash charge of $264 million in Cumulative effects of changes in accounting principles. The charge represented the difference between the fair value of the assets, liabilities and minority interests recorded upon consolidation and the carrying value of the investments. Recorded assets exclude goodwill.

Automotive Sector

VIEs of which we are the primary beneficiary:

The activities with the joint ventures described below include purchasing substantially all of the joint ventures' output under a cost plus margin arrangement and/or volume dependent pricing. Described below are the most significant of the VIEs that were consolidated.

AutoAlliance International, Inc. ("AAI") is a 50/50 joint venture with Mazda in North America. AAI is engaged in the manufacture of automobiles on behalf of Ford and Mazda, primarily for sale in North America. As a result of changes in the contractual arrangements between Ford, Mazda and AAI in the third quarter of 2005, we consolidated AAI.

Ford Otosan ("Otosan") is a joint venture in Turkey with the Koc Group of Turkey (41% partner) and public investors (18%). Otosan is the single assembly supplier of the Ford Transit Connect and an assembly supplier of the Ford Transit van.

Getrag Ford Transmissions GmbH ("GFT") is a 50/50 joint venture with Getrag Deutsche Venture GmbH & Co. KG, a German company, to which we transferred our European manual transmission operations in Halewood, England; Cologne, Germany and Bordeaux, France. GFT is the primary supplier of manual transmissions for use in our European vehicles.

Tekfor Cologne GmbH ("Tekfor") is a 50/50 joint venture with Neumayer Tekfor GmbH, a German company to which we transferred our Cologne forging operations. Tekfor produces transmission and chassis components for use in our vehicles.

We hold interests in certain Ford and/or Lincoln Mercury dealerships. At December 31, 2005, we consolidated a portfolio of approximately 135 dealerships that are part of the Dealer Development program. The program's purpose is to facilitate the establishment of independent franchised dealers by allowing a participating dealership to become the sole owner of a Ford and/or Lincoln Mercury dealership corporation by purchasing equity from us using the operator's share of dealership net profits. We supply and finance the majority of vehicles and parts to these dealerships and the operators have a contract to buy our equity interest over a period of time.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 17. VARIABLE INTEREST ENTITIES (Continued)

VIEs of which we are not the primary beneficiary:

During the third quarter of 2005, as part of the Hertz transaction, Ford provided cash-collateralized letters of credit to support the payment obligations of Hertz Vehicle Financing, a VIE which is wholly owned by Hertz of which we are not the primary beneficiary. The fair value of our obligation related to these letters of credit, which will expire no later than December 21, 2011, is approximately $27 million. For additional discussion of these letters of credit, see Note 27.

The risks and rewards associated with our interests in joint ventures which are VIEs of which we are not the primary beneficiary are based primarily on ownership percentages. Our maximum exposure (approximately $158 million at December 31, 2005) to any potential losses, should they occur, associated with these VIEs is limited to equity investments.

Financial Services Sector

VIEs of which we are the primary beneficiary:

Ford Credit uses SPEs in a variety of on-balance sheet and off-balance sheet securitization transactions. On-balance sheet SPEs discussed in Note 11 are considered VIEs of which Ford Credit is the primary beneficiary and have been consolidated.

VIEs of which we are not the primary beneficiary:

Ford Credit has investments in certain joint ventures deemed to be VIEs of which it is not the primary beneficiary. The risks and rewards associated with Ford Credit's interests in these entities are based primarily on ownership percentages. Ford Credit's maximum exposure (approximately $182 million at December 31, 2005) to any potential losses, should they occur, associated with these VIEs is limited to its equity investments and, where applicable, receivables due from the VIEs.

Ford Credit also sells, under contractually-committed agreements, finance receivables to bank-sponsored asset-backed commercial paper issuers that are SPEs of the sponsor bank; these SPEs are not consolidated by us. In addition, certain of these SPEs hold notes issued by Ford Credit that are backed by interests in operating leases and the related vehicles, which reduce the commitment of these SPEs to purchase finance receivables. At December 31, 2005, approximately $5.6 billion of finance receivables and notes were held by these SPEs.

NOTE 18. CAPITAL STOCK AND AMOUNTS PER SHARE

All general voting power is vested in the holders of Common Stock and Class B Stock. Holders of Common Stock have 60% of the general voting power and holders of Class B Stock are entitled to such number of votes per share as would give them the remaining 40%. Shares of Common Stock and Class B Stock share equally in dividends, with stock dividends payable in shares of stock of the class held. If liquidated, each share of Common Stock will be entitled to the first $0.50 available for distribution to holders of Common Stock and Class B Stock, each share of Class B Stock will be entitled to the next $1.00 so available, each share of Common Stock will be entitled to the next $0.50 so available and each share of Common and Class B Stock will be entitled to an equal amount thereafter.

As discussed in Note 16, Trust II Preferred Securities with an aggregate liquidation preference of $5 billion are outstanding. At the option of the holder, each Preferred Security is convertible, at any time on or before January 15, 2032, into shares of our Common Stock at a rate of 2.8249 shares for each Preferred Security (equivalent to a conversion price of $17.70 per share). Conversion of all shares of such securities would result in the issuance of 282 million shares of our Common Stock.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 18. CAPITAL STOCK AND AMOUNTS PER SHARE (Continued)

Amounts Per Share of Common and Class B Stock

The calculation of diluted income per share of Common Stock and Class B Stock takes into account the effect of obligations, such as stock options and convertible securities, considered to be potentially dilutive. Basic and diluted income/(loss) per share were calculated using the following number of shares (in millions):

	2005	2004	2003
Basic and Diluted Income/(Loss)
Basic income/(loss) from continuing operations attributable to Common Stock and Class B Stock	$1,644	$3,184	$646
Effect of dilutive convertible preferred securities	213	199	—
Diluted income/(loss) from continuing operations attributable to Common Stock and Class B Stock	$1,857	$3,383	$646
Diluted Shares
Average shares outstanding	1,846	1,830	1,832
Restricted and uncommitted-ESOP shares	(3)	(4)	(2)
Basic shares	1,843	1,826	1,830
Net dilutive options and restricted and uncommitted ESOP shares	10	18	13
Dilutive convertible preferred securities *	282	282	—
Diluted shares	2,135	2,126	1,843
__________
*	In 2003, not included in calculation of diluted earnings per share due to their antidilutive effect are 282 million shares and the related income effect for convertible preferred securities.

NOTE 19. SHARE-BASED COMPENSATION

We have been recording employee compensation expense in net income since January 1, 2003 under the provisions of SFAS 123, Accounting for Stock-Based Compensation. Effective December 31, 2005, we adopted the provisions of SFAS 123R, Share-Based Payment under the modified prospective method. This statement will be applied to new awards in 2006 and to any awards that are modified, repurchased, or cancelled after the date of adoption.

We continue to measure the fair value of our stock-based compensation using the Black-Scholes option-pricing model, using historical volatility and the simplified method of calculating the expected term. Our expected term is calculated by averaging the vesting term (3 years) and the contractual term of the option (10 years). Historical data is also used to estimate option exercise behaviors and employee termination experience within the valuation model. Based on our assessment of employee groupings and observable behaviors, we determined that a single grouping is appropriate. We expense compensation cost for stock options using a three year cliff vesting methodology. Shares needed for stock based compensation are issued from treasury stock. We expect to repurchase 26 million shares for treasury stock during 2006.

At December 31, 2005, Ford has outstanding a variety of stock-based compensation to employees (including Officers and members of the Board of Directors). All stock-based compensation plans are approved by the shareholders.

Description of Stock Option Plans

We have stock options outstanding under two Long-term Incentive Plans ("LTIP"), the 1990 LTIP and the 1998 LTIP. No further grants may be made under the 1990 LTIP and all outstanding options under this plan are exercisable. All outstanding options under the 1990 LTIP continue to be governed by the terms and conditions of the existing option agreements for those grants. Grants may continue to be made under the 1998 LTIP through April 2008. Under the 1998 LTIP, 33% of the options are generally exercisable after the first anniversary of the date of grant, 66% after the second anniversary, and 100% after the third anniversary. Stock options expire ten years from the grant date.

Under the 1998 LTIP, 2% of our issued Common Stock as of December 31 becomes available for granting plan awards in the succeeding calendar year. Any unused portion is available for later years. The limit may be increased up to 3% in any year, with a corresponding reduction in shares available for grants in future years. At December 31, 2005, the number of unused shares carried forward aggregated to 79.6 million shares.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 19. SHARE-BASED COMPENSATION (Continued)

Stock option activity was as follows:

	2005		2004		2003
Stock Option Activity	Shares (millions)	Weighted- Average Exercise Price	Shares (millions)	Weighted- Average Exercise Price	Shares (millions)	Weighted- Average Exercise Price
Outstanding, beginning of year	245.4	$19.13	234.7	$19.34	212.9	$20.88
Granted	27.6	12.46	26.7	13.46	31.3	7.93
Exercised*	(3.7)	9.14	(11.7)	10.60	(4.2)	11.06
Forfeited (including expirations)	(24.1)	17.13	(4.3)	18.68	(5.3)	19.90
Outstanding, end of year	245.2	18.72	245.4	19.13	234.7	19.34
Exercisable, end of year	191.9	20.61	183.0	21.41	161.7	21.44
__________
*	Exercised at option prices ranging from $7.40 to $12.53 during 2005, $7.55 to $12.53 during 2004, and $10.99 to $13.54 during 2003.

The total fair value of shares vested during the years ended December 31, 2005, 2004, and 2003, was $145 million, $184 million, and $206 million, respectively. We have 191.9 million fully vested stock options with a weighted-average exercise price of $20.61 and remaining term of 4.4 years. We expect 52.3 million stock options (after forfeitures) with a weighted-average exercise price of $11.95 and remaining term of 8.5 years to vest in the future. The aggregate intrinsic value of these options is $2.8 million and $1.7 million, respectively.

We received $33.2 million from the exercise of stock options in 2005. The tax benefit realized was $3.1 million. An equivalent of $42.2 million in treasury shares were used to settle exercised options. For options exercised during the years ended December 31, 2005, 2004 and 2003, the difference between the fair value of the common shares issued and their respective exercise price was $9.0 million, $47.7 million, and $3.5 million, respectively. Compensation cost for 2005, 2004, and 2003 was $92.7 million, $77.4 million, and $112.1 million net of tax of $23.3 million, $41.6 million, and $60.4 million, respectively.

As of December 31, 2005, there is $50.9 million in unrealized compensation cost related to non-vested stock options. This expense will be recognized over a weighted-average period of 1.3 years. A summary of the status of our non-vested shares and changes during the year follows:

	Shares (millions)	Weighted-Average Grant-date Fair Value
Nonvested beginning of year	62.4	$4.16
Granted	27.6	4.44
Vested	(32.8)	4.43
Forfeited	(3.9)	4.73
Nonvested end of year	53.3	4.09

The estimated fair value of stock options at the time of grant using the Black-Scholes option-pricing model was as follows:

	2005	2004	2003
Fair value per option	$4.44	$4.71	$2.07
Assumptions:
Annualized dividend yield	3.2%	3.0%	5.1%
Expected volatility	41.9%	42.2%	39.3%
Risk-free interest rate	4.4%	3.4%	3.7%
Expected option term (in years)	7	7	7

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 19. SHARE-BASED COMPENSATION (Continued)

Details on various stock option exercise price ranges are as follows:

	Outstanding Options			Exercisable Options
Range of Exercise Prices	Shares (millions)	Weighted- Average Life (years)	Weighted- Average Exercise Price	Shares (millions)	Weighted- Average Exercise Price
$ 7.40 - $10.58	26.4	7.2	$7.97	16.5	$7.99
10.62 - 15.81	80.2	6.0	12.81	37.9	12.86
15.91 - 23.88	85.7	4.6	19.99	84.6	20.04
23.97 - 35.79	52.3	4.3	30.85	52.3	30.85
41.03 - 42.52	0.6	2.3	41.42	0.6	41.42
Total options	245.2			191.9

Other Share-Based Compensation

Under the 1998 LTIP we also grant other share-based awards to select executives and other key employees, in addition to the stock options above. These awards include Restricted Stock, Restricted Stock Equivalents, Performance Stock Rights, Performance-based Restricted Stock Equivalents, and Stock Appreciation Rights. These awards have various vesting criteria including service requirements, individual performance targets, and company-wide performance targets.

Other share-based compensation expense was $29.8 million for 2005, $7.6 million for 2004, and $46.2 million for 2003.

NOTE 20. DERIVATIVE FINANCIAL INSTRUMENTS

All derivative instruments, including embedded derivatives, are recorded at fair value on our balance sheet.

Our operations are exposed to global market risks, including the effect of changes in foreign currency exchange rates, certain commodity prices and interest rates. The objective of our risk management program is to manage the financial and operational exposure arising from these risks by offsetting gains and losses on the underlying exposures with gains and losses on derivatives used to hedge them. We have hedge documentation that defines the hedging objectives, practices, procedures, and accounting treatment. Our hedging program and our derivative positions and strategy are reviewed on a regular basis by our management.

We have elected to apply hedge accounting to a portion of our derivatives. Hedges that receive designated hedge accounting treatment are evaluated for effectiveness at the time they are designated as well as throughout the hedge period. Some derivatives do not qualify for hedge accounting; for others, we elect not to apply hedge accounting treatment. For both of these, the mark to fair value is reported currently through earnings.

The use of derivatives to manage market risk results in counterparty risk, or the risk of a counterparty defaulting on a derivative contract. We enter into master netting agreements with counterparties that usually allow for netting of certain exposures. We establish exposure limits for each counterparty to minimize risk and provide counterparty diversification. Substantially all of our counterparty exposures are with counterparties that have long-term debt ratings of single-A or better.

Automotive Sector

Cash Flow Hedges. We use forward contracts and options, which qualify as cash flow hedges, to manage our exposure to foreign currency exchange and commodity price risks. The effective portion of changes in the fair value of cash flow hedges is deferred in Accumulated other comprehensive income/(loss) ("OCI") and is recognized in Cost of sales when the hedged item affects earnings. The exchange of cash associated with these derivative transactions is reported as net cash flows from operating activities in our statements of cash flows.

Derivatives used to manage financial exposures for foreign exchange and commodity price risks generally mature within three years or less, with a maximum maturity of five years. Cash flow hedges are discontinued when it is probable that the original forecasted transaction will not occur. The impact to earnings associated with hedge ineffectiveness from cash flow hedges was recorded in Cost of sales as a loss of $1 million in 2005, a gain of $1 million in 2004 and a gain of $36 million in 2003.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 20. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Net Investment Hedges. We use foreign currency contracts to hedge the net assets of certain foreign entities to offset the translation and economic exposures related to our investment in these entities. The change in the value of these derivatives is recorded in OCI as a foreign currency translation adjustment. Ineffectiveness related to net investment hedges was recorded in Cost of sales as gains of $20 million, losses of $2 million, and gains of $95 million in 2005, 2004, and 2003, respectively. The exchange of cash associated with these derivative transactions is reported as net cash flows from operating activities in our statements of cash flows.

Other Derivative Instruments. As previously stated, some derivatives do not qualify for hedge accounting treatment or we elect not to apply hedge accounting. In such cases, both the gains and losses are reported in Cost of sales or Interest Income and other non-operating income/(expense), net. The earnings impact primarily relates to the revaluation of foreign currency derivatives, which are substantially offset by the revaluation on foreign denominated debt, and warrants. Cash flows from derivatives not designated in hedging relationships are recorded in investing activities in our statements of cash flows.

Financial Services Sector

Ford Credit's overall risk management objective is to maximize financing income while limiting the effect of changes in foreign currencies and interest rates. Ford Credit faces exposure to currency exchange rates if a mismatch exists between the currency of its receivables and the currency of the debt funding those receivables. Ford Credit executes cross-currency swaps and foreign currency forwards to convert substantially all of the foreign currency debt obligations to the local currency of the receivables. Interest rate swaps are used to manage exposure to re-pricing risk, which arises when assets and the debt funding those assets have different re-pricing periods that consequently respond differently to interest rate changes. Regardless of hedge accounting treatment, derivative positions are used only to manage identified exposures.

Cash Flow Hedges. Ford Credit designates certain interest rate swaps as cash flow hedges to manage the cash flow fluctuations of floating-rate debt due to the changes in market interest rates. The impact to earnings associated with hedge ineffectiveness was recognized in Revenues as losses of $8 million in 2005, $8 million in 2004 and $12 million in 2003. In assessing hedge effectiveness for cash flow hedges related to interest rates, Ford Credit uses the variability of cash flows method and excludes accrued interest. Net interest settlements and accruals excluded from the assessment of hedge effectiveness were expenses of $71 million, $354 million and $482 million in 2005, 2004, and 2003, respectively, and recorded in Interest expense. While net interest settlements and accruals are excluded from hedge effectiveness testing, they are included in evaluating the overall risk management objective.

Fair Value Hedges. Ford Credit designates certain interest rate swaps and cross currency swaps as fair value hedges to manage the fair value fluctuations of fixed-rate debt due to the changes in market interest rates. Unrealized gains and losses related to derivatives in fair value hedges, along with changes in the fair value of the underlying hedged exposure are recognized and recorded in Revenues. The impact to earnings from hedge ineffectiveness was a loss of $1 million and gains of $10 million and $181 million in 2005, 2004 and 2003, respectively.

In assessing hedge effectiveness, Ford Credit excludes accrued interest on the receive and pay legs of the swaps. Net interest settlements and accrual income of $0.6 billion, $0.9 billion and $0.4 billion in 2005, 2004 and 2003, respectively, were recorded as a reduction in Interest expense. Ford Credit also excludes from the assessment of hedge effectiveness foreign exchange adjustments, representing the portion of the derivative's fair value attributable to the change in foreign currency exchange rates for the reporting period, which were unfavorable adjustments totaling $350 million in 2005 and favorable adjustments totaling $368 million and $1.3 billion in 2004 and 2003, respectively. While net settlements and foreign currency adjustments are excluded from Ford Credit's hedge effectiveness testing, they are included in evaluating the overall risk management objective. The adjustments related to the foreign currency derivatives reported above were offset by revaluation impacts on debt denominated in a currency other than the location's functional currency, which was also recorded in Revenues.

Net Investment Hedges. Ford Credit uses foreign currency forward exchange contracts and options to hedge the net assets of certain foreign entities to offset the translation and economic exposures related to its investment in foreign entities. Changes in the value of these derivatives are recorded in OCI as a foreign currency translation adjustment. Ineffectiveness, which is recognized in Revenues, were losses of $13 million, $29 million and $17 million in 2005, 2004, and 2003, respectively.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 20. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

Other Derivative Instruments. As previously stated, some derivatives do not qualify for hedge accounting treatment or Ford Credit elects not to apply hedge accounting. In such cases, both the gains and losses are recorded in Revenues. The earnings impact primarily relates to interest rate swaps, which are included in evaluating Ford Credit's overall risk management objective, and the revaluation of foreign currency derivatives, which are substantially offset by the revaluation on foreign denominated debt.

Ford Credit reports the cash related to all of its derivative activity, regardless of designation, in cash flows from investing activities in our statements of cash flows.

Total Company

Summary of OCI Activity. The following table summarizes activity in OCI excluding foreign currency translation adjustments on net investment hedges for both the Automotive and Financial Services sectors during the years ended December 31 (in millions):

	2005	2004	2003
Beginning of year: net unrealized gain/(loss) on derivative financial instruments	$1,221	$1,237	$341
Increase/(decrease) in fair value of derivatives	(664)	896	1,020
(Gains)/losses reclassified from OCI	(600)	(912)	(124)
End of year: net unrealized gain/(loss) on derivative financial instruments	$(43)	$1,221	$1,237

We expect to reclassify for Automotive and Financial Services sectors existing net gains of $44 million from OCI to net income during the next twelve months as the underlying exposures are realized.

Fair Value of Derivative Instruments. The fair value of derivatives reflects the price that a third party would be willing to pay or receive in arm's length transactions and includes mark-to-market adjustments to reflect the effects of changes in the related index. The following tables summarize the estimated fair value of our derivative financial instruments, taking into consideration the effects of legally enforceable netting agreements, at December 31:

	2005			2004
	Notional (in billions)	Fair Value Assets (in millions)	Fair Value Liabilities (in millions)	Notional (in billions)	Fair Value Assets (in millions)	Fair Value Liabilities (in millions)
Automotive Sector
Foreign currency forwards and options	$59	$747	$1,168	$68	$2,718	$822
Commodity forwards and options	3	703	38	3	383	89
Other	—	128	1	—	27	—
Total derivative financial instruments	$62	$1,578	$1,207	$71	$3,128	$911
Financial Services Sector
Foreign currency swaps, forwards and options	$24	$1,126	$789	$29	$4,201	$1,076
Interest rate swaps	125	1,657	96	135	3,074	180
Impact of netting agreements	—	(205)	(205)	—	(345)	(345)
Total derivative financial instruments	$149	$2,578	$680	$164	$6,930	$911

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 21. OPERATING CASH FLOWS

The reconciliation of Net income/(loss) to cash flows from operating activities is as follows (in millions):

	2005		2004		2003
	Automotive	Financial Services	Automotive	Financial Services	Automotive	Financial Services
Net income/(loss)	$(1,884)	$3,324	$257	$2,781	$(1,129)	$1,368
(Income)/loss of discontinued operations	(6)	(41)	227	(81)	141	2
Cumulative effects of changes in accounting principles	251	—	—	—	264	—
Depreciation and special tools amortization	8,157	5,854	6,420	6,618	5,458	8,771
Amortization of intangibles	49	6	26	10	24	11
Net losses/(earnings) from equity investments in excess of dividends received	(135)	—	3	—	(2)	—
Provision for credit/insurance losses	—	483	—	1,212	—	2,248
Foreign currency adjustments	36	—	1	—	160	—
(Gain)/loss on sale of business	—	(1,099)	16	(66)	—	(53)
Stock option expense	103	13	105	14	154	19
Cash changes in operating assets and liabilities was as follows:
Provision for deferred income taxes	(960)	1,664	2,451	1,514	917	920
Decrease/(increase) in accounts receivable and other assets	(2,086)	(727)	(1,793)	1,294	(2,837)	(215)
Decrease/(increase) in inventory	(94)	—	(130)	—	350	—
Increase/(decrease) in accounts payable and accrued and other liabilities	2,277	(2,343)	(6,799)	(923)	(2,239)	730
Net sales/(purchases) of trading securities	(579)	(50)	5,600	92	1,630	524
Other	304	(172)	579	(4,502)	64	(3,283)
Cash flows from operating activities of continuing operations	$5,433	$6,912	$6,963	$7,963	$2,955	$11,042

The reconciliation between total sector and consolidated cash flows from continuing operations is as follows (in millions):

	2005	2004	2003
Sum of sector cash flows of continuing operations from operating activities	$12,345	$14,926	$13,997
Reclassification of wholesale receivable cash flows from investing to operating for consolidated presentation	8,478	7,057	1,564
Reclassification relating to sale of vehicles to Hertz and related auction proceeds for consolidated presentation.	(436)	(300)	12
Consolidated cash flows of continuing operations from operating activities	$20,387	$21,683	$15,573

Cash paid/(received) for interest and income taxes for continuing operations was as follows (in millions):

	2005	2004	2003
Interest	$7,825	$7,355	$7,543
Income taxes	382	211	(1,046)

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

 NOTE 22. EXIT AND DISPOSAL ACTIVITIES AND OTHER ACTIONS

Automotive Sector
Exit and disposal activities. In 2004, we announced the PAG Improvement Plan including hourly and salaried employee separation programs and the planned closure of assembly operations at our Browns Lane facility. Associated with these actions, we recognized a pre-tax charge (excluding pension costs) of $64 million in 2004 and approximately $35 million at December 31, 2005, of which $5 million was incurred in the fourth quarter 2005. The plan is expected to be completed in 2006.

In 2003, we initiated planned shift pattern changes at our Genk vehicle assembly plant and manufacturing, engineering and staff efficiency actions in Cologne and various United Kingdom locations. Associated with these actions, we recognized pre-tax charge of $486 million in 2003 and $92 million in 2004. These actions are expected to be completed in several years.

The charges for employee separation actions were recognized in Cost of sales. The table below summarizes the pre-tax charges incurred in 2005 for the employee separation actions described above, the related liability at December 31, 2005 and the estimated total charges related to these actions (in millions):

Segment(s)	Liability at December 31, 2004	Accrued in 2005	Paid in 2005	Other*	Liability at December 31, 2005	Estimated Total Costs
Ford Europe and PAG	$139	$35	$(122)	$(40)	$12	$774
__________
*	Includes foreign currency translation adjustments and reductions to accrued amounts resulting from revisions to estimated liabilities.

Other Employee Separation Actions. In the second quarter of 2005, we announced our plans to reduce salaried positions in our Ford North America business unit. We have incurred approximately $148 million of pre-tax charges related to these actions through December 31, 2005, of which approximately $65 million was incurred in the fourth quarter of 2005. In addition, approximately $88 million of pre-tax charges were incurred in the fourth quarter for hourly separations of which approximately $62 million was related to ACH.

During the third quarter of 2005, our Ford Europe and PAG segments initiated hourly and salaried employee separation actions resulting in pre-tax charges of approximately $360 million, of which approximately $334 million was incurred in the fourth quarter.

During the fourth quarter of 2005, our Ford Asia Pacific and Africa business unit initiated hourly and salaried employee separation actions resulting in pre-tax charges of approximately $32 million.

See Note 23 for employee separation costs related to pension, postretirement health care and life insurance benefits.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 22. EXIT AND DISPOSAL ACTIVITIES AND OTHER ACTIONS (Continued)

Financial Services Sector

Exit and disposal activities. In 2004, we announced a plan to create an integrated sales platform in the United States and Canada over the next two years that would support sales activities for Ford Credit and our other business operating units. The plan included the consolidation of regional sales offices and an integration of branch locations. We recognized pre-tax charges related to the plan of $41 million in 2005 and $11 million in 2004 in Operating expenses. The integration will be completed in 2006.

The table below summarizes the pre-tax charges incurred, the related liability at December 31 and the estimated total costs for the sales branch integration:

Segment	Liability at December 31, 2004	Accrued in 2005	Paid in 2005	Other	Liability at December 31, 2005	Estimated Total Costs
Ford Credit	$10	$41	$(36)	$—	$15	$61

Other Employee Separation Actions. In 2005, we completed various separation programs for Ford Credit salaried employees in connection with reorganization and efficiency actions. We recognized pre-tax charges of $36 million in 2005 as a result of these actions (excluding costs for retirement plan and postretirement health care and life insurance benefits).

NOTE 23. RETIREMENT BENEFITS

Employee Retirement and Savings Plans

We have two principal qualified defined benefit retirement plans in the United States. The Ford-UAW Retirement Plan covers hourly employees represented by the UAW, and the General Retirement Plan covers substantially all other Ford employees in the United States hired on or before December 31, 2003. The hourly plan provides noncontributory benefits related to employee service. The salaried plan provides similar noncontributory benefits and contributory benefits related to pay and service. Other U.S. and non-U.S. subsidiaries have separate plans that generally provide similar types of benefits for their employees. We established, effective January 1, 2004, a defined contribution plan generally covering new salaried U.S. employees hired on or after that date. Ford-UAW Retirement Plan expense accruals for UAW-represented Ford employees previously assigned to Visteon Corporation ("Visteon Hourly Employees") were charged to Visteon Corporation ("Visteon"). Pursuant to definitive agreements with Visteon signed on September 12, 2005, these charges were discontinued effective October 1, 2005.

For our plans that provide benefits based on salary, we project employee future salary growth for such salary-related benefits. Certain of our defined benefit pension plans provide benefits that are not based on salary (e.g., U.S. Ford-UAW Retirement Plan, noncontributory portion of the U.S. General Retirement Plan, and Canada Ford-UAW Retirement Plan). The salary growth assumption is not applicable to these benefits.

Plan obligations and costs are based on existing retirement plan provisions. No assumption is made regarding any potential future changes to benefit provisions beyond those to which we are presently committed (e.g., in existing labor contracts).

In general, our plans are funded, with the main exceptions of certain plans in Germany and U.S. defined benefit plans for senior management. In such cases, an unfunded liability is recorded.

The expense for our worldwide defined contribution plans was $83 million in 2005, $80 million in 2004 and $37 million in 2003. This includes the expense for company matching contributions to our primary savings plans (United States and Canada) of $44 million in 2005, $40 million in 2004 and $0 million in 2003. The 2004 increase in savings plan expense was due to reinstatement of company matching contribution on salaried employee contributions in the United States and Canada. The company match was suspended again in July 2005.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 23. RETIREMENT BENEFITS (Continued)

Postretirement Health Care and Life Insurance Benefits

We, and certain of our subsidiaries, sponsor plans to provide selected health care and life insurance benefits for retired employees. The Ford UAW Hospital-Surgical-Medical-Drug-Dental-Vision Program covers hourly employees represented by the UAW, and the Ford Salary Health Care Plan covers substantially all other Ford employees in the United States hired before June 1, 2001. We also offer company-paid postretirement life insurance benefits to U.S. salary employees hired before January 1, 2004 and all U.S. hourly employees. Our employees generally may become eligible for benefits when they retire; however, benefits and eligibility rules may be modified from time to time.

In December 2003, we announced a new postretirement health care plan for U.S. salary employees hired on or after June 1, 2001. The plan provides for annual company allocations to employee-specific notional accounts to be used to fund postretirement health care benefits.

Effective January 1, 2007 for U.S. salaried employees hired before June 1, 2001 we established a company contribution limit set at 2006 levels for retiree health care benefits. U.S. salaried employees hired on or after June 1, 2001 participate in a defined contribution retiree health care plan. In addition, for U.S. salaried employees hired before January 1, 2004 who retire on or after June 1, 2006, company-paid retiree life insurance benefits are limited to $50,000 (employees hired on or after January 1, 2004 do not receive company-paid life insurance benefits). These benefit changes resulted in a decrease in the year-end 2005 other postretirement employee benefit ("OPEB") obligation of about $3 billion.

In December 2005, we reached an agreement with the UAW that would increase retiree health care cost sharing. As part of the agreement, an independent defined contribution Voluntary Employee Benefit Association trust would be established for the purpose of mitigating the financial impact of increased cost sharing to retirees. This trust would be funded primarily through (i) wage diversions from active hourly employees, (ii) specified cash contributions aggregating $108 million to be made by us over several years, and (iii) potential cash contributions to be made by us based on any price appreciation above $8.145 per share of a notional amount of 8,750,000 shares of Ford Common Stock. The agreement is subject to court approval of a proposed settlement of a purported class action challenging our decision to modify the retiree health care plan; additional retirees have expressed their objection to the agreement by moving to intervene in the pending lawsuit and filing a follow-on suit of their own.

In 2003, we agreed to relieve Visteon of its responsibility for the OPEB liability related to service prior to our spinoff of Visteon at June 30, 2000 for the Visteon Hourly Employees. This resulted in a one-time charge to expense in 2003 of $1.6 billion, and the forgiveness of associated Visteon promissory notes previously included in plan assets. Pursuant to this agreement, the expense associated with service after June 30, 2000 for Visteon Hourly Employees was charged to Visteon. OPEB expense for former salaried Ford employees who transferred to Visteon and met certain age and service conditions at June 30, 2000 was also charged to Visteon.

In 2005, an agreement was reached with Visteon which included forgiving a receivable related to Visteon's remaining UAW OPEB obligation and a portion of Visteon's salary obligation for former Ford employees and retirees. The total receivable forgiven was about $800 million, of which $600 million was recorded in 2004 as an allowance for doubtful receivables. At December 31, 2005, we had a long-term receivable of $140 million representing Visteon's remaining responsibility for the benefits of the Visteon salaried employees. For additional discussion of this agreement, see Note 4.

On December 8, 2003, the President signed into law the Medicare Prescription Drug Improvement and Modernization Act of 2003. The law provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit at least actuarially equivalent to the benefit established by the law. We provide retiree drug benefits that exceed the value of the benefits that will be provided by Medicare Part D, and our retirees' out-of-pocket costs are less than they would be under Medicare Part D. Therefore, we have concluded that our plan is at least "actuarially equivalent" to the Medicare Part D plan and that we will be eligible for the subsidy. We have reflected the impact of the subsidy by reducing our 2005 and 2004 expense by $290 million and $250 million, respectively.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 23. RETIREMENT BENEFITS (Continued)

The measurement date for substantially all of our worldwide postretirement benefit plans is December 31. Our expense for defined benefit pension, postretirement health care and life insurance benefits was as follows (in millions):

	Pension Benefits
	U.S. Plans			Non-U.S. Plans			Health Care and Life Insurance
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Service cost	$734	$636	$600	$630	$554	$492	$710	$548	$515
Interest cost	2,398	2,445	2,442	1,408	1,332	1,170	2,188	1,970	1,998
Expected return on assets	(3,363)	(3,219)	(3,202)	(1,633)	(1,651)	(1,382)	(500)	(289)	(37)
Amortization of:
Prior service costs	500	501	472	126	117	154	(245)	(220)	(179)
(Gains)/losses and other	102	23	33	352	204	148	893	623	519
Separation programs	97	26	22	422	78	128	1	—	—
Visteon pre-spin liability	—	—	—	—	—	—	—	—	1,646
Allocated costs to Visteon	(84)	(107)	(88)	—	—	—	(246)	(228)	(314)
Net expense/(income)	$384	$305	$279	$1,305	$634	$710	$2,801	$2,404	$4,148

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 23. RETIREMENT BENEFITS (Continued)

The year-end status of these plans was as follows (dollar amounts in millions):

	Pension Benefits				Health Care and
	U.S. Plans		Non-U.S. Plans		Life Insurance
	2005	2004	2005	2004	2005	2004
Change in Benefit Obligation
Benefit obligation at January 1	$43,102	$40,499	$29,452	$24,790	$39,115	$32,350
Service cost	734	636	630	554	710	548
Interest cost	2,398	2,445	1,408	1,332	2,188	1,971
Amendments	—	—	218	118	(3,155)	2
Separation programs	97	63	422	78	1	—
Plan participant contributions	41	42	146	144	33	31
Benefits paid	(2,856)	(2,832)	(1,355)	(1,160)	(1,576)	(1,540)
Foreign exchange translation	—	—	(2,936)	1,944	110	86
Divestiture	(400)	—	(163)	—	(20)	—
Actuarial (gain)/loss	482	2,249	2,878	1,652	1,868	5,667
Benefit obligation at December 31	$43,598	$43,102	$30,700	$29,452	$39,274	$39,115
Change in Plan Assets
Fair value of plan assets at January 1	$39,628	$37,016	$20,595	$16,548	$6,762	$3,565
Actual return on plan assets	3,922	4,568	3,239	1,936	621	397
Company contributions	1,432	872	1,355	1,775	200	2,800
Plan participant contributions	41	42	150	144	—	—
Benefits paid	(2,856)	(2,832)	(1,355)	(1,160)	(1,111)	—
Foreign exchange translation	—	—	(1,924)	1,321	—	—
Divestiture	(309)	—	(95)	—	—	—
Other	(1)	(38)	(38)	31	25	—
Fair value of plan assets at December 31	$41,857	$39,628	$21,927	$20,595	$6,497	$6,762
Funded status	$(1,741)	$(3,474)	$(8,773)	$(8,857)	$(32,777)	$(32,353)
Unamortized prior service costs	2,635	3,139	912	823	(4,054)	(1,128)
Unamortized net (gains)/losses and other	4,567	4,777	8,609	8,794	17,009	16,054
Net amount recognized	$5,461	$4,442	$748	$760	$(19,822)	$(17,427)
Amounts Recognized on the Balance Sheet Consisting of Assets/(Liabilities)
Prepaid assets	$2,398	$2,460	$1,710	$1,550	$—	$—
Accrued liabilities	(1,511)	(2,679)	(6,009)	(5,364)	(19,822)	(17,427)
Intangible assets	2,133	2,517	657	512	—	—
Accumulated other comprehensive income	2,441	2,144	4,390	4,062	—	—
Net amount recognized	$5,461	$4,442	$748	$760	$(19,822)	$(17,427)
Pension Plans in Which Accumulated Benefit Obligation Exceeds Plan Assets at December 31
Accumulated benefit obligation	$24,287	$23,608	$17,217	$18,580
Fair value of plan assets	22,807	20,940	11,454	13,145

Accumulated Benefit Obligation at December 31	$41,983	$41,121	$26,060	$25,866

Weighted Average Assumptions at December 31
Discount rate	5.61%	5.75%	4.58%	5.18%	5.73%	5.75%
Expected return on assets	8.50%	8.75%	7.78%	7.76%	8.28%	7.93%
Average rate of increase in compensation	4.00%	4.50%	3.44%	4.00%	4.00%	4.50%
Initial health care cost trend rate	—	—	—	—	7%	9%
Ultimate health care cost trend rate	—	—	—	—	5%	5%
Year ultimate trend rate is reached	—	—	—	—	2011	2011
Assumptions Used to Determine Net Benefit Cost for the Year Ending December 31
Discount rate	5.75%	6.25%	5.18%	5.61%	5.75%	6.25%
Expected return on assets	8.75%	8.75%	7.76%	8.38%	7.93%	6.20%
Average rate of increase in compensation	4.50%	4.50%	4.00%	3.98%	4.50%	4.50%
Weighted Average Asset Allocation at December 31*
Equity securities	72.8%	72.7%	65.3%	62.4%	66.2%	54.3%
Debt securities	26.7%	26.7%	33.7%	36.4%	33.8%	45.7%
Real estate	0.0%	0.0%	0.7%	0.9%	0.0%	0.0%
Other assets	0.5%	0.6%	0.3%	0.3%	0.0%	0.0%

__________
*	Weighted average asset allocation based on major non-U.S. plans including U.K., Canada, Germany, Sweden, Netherlands, Belgium and Australia.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 23. RETIREMENT BENEFITS (Continued)

A one percentage point increase/(decrease) in the assumed health care cost trend rates would increase/(decrease) the postretirement health care benefit obligation by approximately $4.9 billion/$(3.9) billion and the service and interest component of health care expense by $490 million/$(380) million. The actual retiree health care cost trend for 2005 was 2%, primarily reflecting lower than expected drug costs and continued administrative efficiencies (e.g., competitive sourcing and pricing). The actual retiree health care cost trend for 2004 was 9%.

Plan Contributions

Our policy for funded plans is to contribute annually, at a minimum, amounts required by applicable laws, regulations, and union agreements. We do from time to time make contributions beyond those legally required.

Pension. In 2005, we made $2.5 billion of cash contributions to our funded pension plans. During 2006, we expect to contribute $1.5 billion to our worldwide pension plans, including about $300 million of benefit payments paid directly by us for unfunded plans. Based on current assumptions and regulations, we do not expect to have a legal requirement to fund our major U.S. pension plans in 2006.

Health Care and Life Insurance. In 2005, we contributed $200 million to our previously established VEBA for U.S. hourly retiree health care and life insurance benefits. During 2006, we do not expect to contribute to the VEBA.

Estimated Future Benefit Payments

The following table presents estimated future gross benefit payments and subsidy receipts related to the Medicare Prescription Drug Improvement and Modernization Act of 2003 (in millions):

	Pension Benefits
	U.S. Plans	Non-U.S. Plans	Health Care and Life Insurance
	Benefit Payments	Benefit Payments	Benefit Payments	Subsidy Receipts
2006	$2,870	$1,370	$1,750	$(80)
2007	2,940	1,230	1,850	(90)
2008	3,010	1,250	1,950	(100)
2009	3,050	1,290	2,040	(110)
2010	3,070	1,330	2,120	(110)
2011 - 2015	15,410	7,340	11,630	(680)

Plan Asset Information

Pension. Our investment strategy for pension assets has a long-term horizon and is tolerant of return volatility, in keeping with the long-term nature of the liabilities. The target asset allocation for our major plans worldwide generally is 70% equities, 30% fixed income. The present allocation to alternative investments (e.g., private equity) is below 1%. All assets are externally managed and most investment managers have discretion to invest globally within their respective mandates. A diverse array of investment processes within asset classes reduces volatility. Most assets are actively managed; manager skill and broad mandates have generally produced long-term returns in excess of common market indices. Ford securities comprised less than five percent of the total market value of our assets in major worldwide plans (including U.S., U.K., Canada, Germany, Sweden, Netherlands, Belgium, and Australia) during 2005 and 2004.

Investment managers are permitted to use derivatives as efficient substitutes for traditional securities and to manage exposure to foreign exchange and interest rate risks. Interest rate and foreign currency derivative instruments are used for the purpose of hedging changes in the fair value of assets that result from interest rate changes and currency fluctuations. Derivatives may not be used to leverage or to alter the economic exposure to an asset class outside the scope of the mandate to which an investment manager has been appointed.

The equity allocation shown at year-end 2005 and 2004 includes public equity securities, private equity investments, and REITS. Direct real estate investments shown separately reflect a liquidation strategy that has been in place for several years. Other assets include cash held for near-term benefit funding; cash held by investment managers for liquidity purposes is included in the appropriate asset class balance.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 23. RETIREMENT BENEFITS (Continued)

The long-term return assumption at year-end 2005 is 8.50% for U.S. plans, 8.00% for U.K. plans and averages 7.78% for non-U.S. plans. A generally consistent approach is used worldwide to develop this assumption. This approach considers various inputs, including a review of historical plan returns and long-run inputs from a range of internal and external advisors for capital market returns, inflation, bond yields and other variables, adjusted for specific aspects of our investment strategy. We also consider peer data in setting the external return on asset assumption.

At December 31, 2005, our actual 10-year annual rate of return on pension plan assets was 9.79% and 8.33% for U.S. and the U.K. plans, respectively. At December 31, 2004, our actual 10-year annual rate of return on pension plan assets was 11.20% and 8.41% for U.S. and the U.K. plans, respectively.

Health Care and Life Insurance. VEBA assets totaling $6.5 billion at December 31, 2005 include $6.0 billion of long-term investments, which are managed in a strategy similar to the pension investment strategy described previously. The remaining VEBA assets are invested in short-term fixed income securities, a portion of which is managed internally, with the remainder managed externally. Ford securities comprised less than five percent of the market value of the total retiree VEBA assets during 2005 and 2004.

Investment managers are permitted to use derivatives as efficient substitutes for traditional securities and to manage exposure to foreign exchange and interest rate risks. Interest rate and foreign currency derivative instruments are used for the purpose of hedging changes in the fair value of assets that result from interest rate changes and currency fluctuations. Derivatives may not be used to leverage or to alter the economic exposure to an asset class outside the scope of the mandate to which an investment manager has been appointed.

The equity allocation shown at year-end 2005 includes public equity securities and REITS. There were no investments in private equity or direct real estate investments at year-end 2005. Cash held by investment managers for liquidity purposes is included in the appropriate asset class balance.

The expected return assumption applicable to the total retiree VEBA is 8.28%, reflecting the weighted average of the expected returns on the long-term and short-term portions of the portfolio. Since the assets in the long-term portion of the portfolio are managed in a strategy similar to the U.S. pension plan, the expected return on this portion of the portfolio is identical to that used for the U.S. pension plan. The expected return assumption for the short-term portion of the portfolio reflects the three month LIBOR rate consistent with our plan to draw down the short-term VEBA by the second quarter in 2006.

NOTE 24. SEGMENT INFORMATION

Our operating activity consists of two operating sectors: Automotive and Financial Services. Segment selection is based on the organizational structure we use to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure.

Beginning with the second quarter of 2006, we changed the reporting of our Automotive sector to separately disclose the following segments: Ford North America, Ford South America, Ford Europe, PAG, and Ford Asia Pacific and Africa/Mazda. Automotive sector prior period information has been reclassified and is provided for these segments in the table below. Included in each segment described below with the exception of our interest in Mazda are the associated costs to design, develop, manufacture, and service vehicles and parts.

Ford North America segment includes primarily the sale of Ford, Lincoln and Mercury brand vehicles and related service parts in North America (the United States, Canada and Mexico).

Ford South America segment includes primarily the sale of Ford-brand vehicles and related service parts in South America.

Ford Europe segment includes primarily the sale of Ford-brand vehicles and related service parts in Europe, Turkey, and Russia.

The PAG segment includes primarily the sale of PAG-brand vehicles (i.e., Volvo, Jaguar, Land Rover and Aston Martin) and related service parts throughout the world (including North America, South America, Europe, Asia Pacific, and Africa).

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 24. SEGMENT INFORMATION (Continued)

Ford Asia Pacific and Africa/Mazda segment includes primarily the sale of Ford-brand vehicles and related service parts in the Asia Pacific region and South Africa and also includes our share of the results of Mazda, of which we own 33.4%, and certain of our Mazda-related investments.

The Other Automotive component of the Automotive sector consists primarily of certain centrally managed net interest expense, which is not managed individually by the five segments.

Transactions among Automotive segments are presented generally on an absolute cost basis, eliminating the effect of legal entity transfer prices within the Automotive sector for vehicles, components and product engineering.

The Financial Services sector included two segments, Ford Credit and Hertz (sold December 2005). Ford Credit provides vehicle-related financing, leasing, and insurance.

(In Millions)
	Automotive Sector
	Ford North America	Ford South America	Total The Americas	Ford Europe	PAG	Ford Asia Pacific & Africa/ Mazda	Total Int'l	Other	Total
2005
Revenues
External customer	$80,662	$4,366	$85,028	$29,918	$30,283	$8,245	$68,446	$—	$153,474
Intersegment	3,398	—	3,398	1,613	541	131	2,285	—	5,683
Income
Income/(loss) before income taxes	(2,444)	399	(2,045)	(437)	(1,634)	297	(1,774)	(55)	(3,874)
Other disclosures
Depreciation and amortization	3,774	69	3,843	1,291	2,777	295	4,363	—	8,206
Automotive interest income	46	—	46	—	—	—	—	1,141	1,187
Interest expense	—	—	—	—	—	—	—	1,120	1,220
Cash out flow for capital expenditures	3,778	89	3,867	1,193	1,537	221	2,951	305	7,123
Unconsolidated affiliates Equity in net income/(loss)	92	—	92	—	—	193	193	—	285
Total assets at year-end									113,825

2004
Revenues
External customer	$83,019	$2,998	$86,017	$26,519	$27,627	$6,956	$61,102	$—	$147,119
Intersegment	3,588	—	3,588	1,864	766	113	2,743	—	6,331
Income
Income/(loss) before income taxes	525	144	669	177	(830)	82	(571)	(276)	(178)
Other disclosures
Depreciation and amortization	3,533	58	3,591	1,344	1,290	221	2,855	—	6,446
Automotive interest income	132	—	132	—	—	—	—	981	1,113
Interest expense	—	—	—	—	—	—	—	1,221	1,221
Cash out flow for capital expenditures	3,321	75	3,396	1,245	1,558	293	3,096	(212)	6,280
Unconsolidated affiliates Equity in net income/(loss)	75	—	75	6	—	174	180	—	255
Total assets at year-end									113,251

2003
Revenues
External customer	$83,659	$1,877	$85,536	$23,358	$24,700	$5,839	$53,897	$—	$139,433
Intersegment	3,628	—	3,628	1,144	424	120	1,688	—	5,316
Income
Income/(loss) before income taxes	446	(129)	317	(1,317)	139	46	(1,132)	(572)	(1,387)
Other disclosures
Depreciation and amortization	3,289	59	3,348	1,032	888	214	2,134	—	5,482
Automotive interest income	119	—	119	—	—	—	—	751	870
Interest expense	—	—	—	—	—	—	—	1,323	1,323
Cash out flow for capital expenditures	4,101	90	4,191	1,441	1,539	176	3,156	—	7,347
Unconsolidated affiliates Equity in net income/(loss)	(73)	—	(73)	17	—	130	147	—	74
Total assets at year-end									111,208

NOTE 24. SEGMENT INFORMATION (Continued)

(In Millions)
	Financial Services Sector (a)					Total Company

	Ford
	Credit	Hertz	Other	Elims	Total	Elims (b)	Total
2005
Revenues
External customer	$15,883	$7,403	$136	$—	$23,422	$—	$176,896
Intersegment	597	20	55	(47)	625	(6,308)	—
Income
Income/(loss) before income taxes	2,923	1,980	50	—	4,953	—	1,079
Other disclosures
Depreciation and amortization	4,507	1,316	37	—	5,860	—	14,066
Automotive interest income							1,187
Interest expense	6,616	511	70	—	7,197	—	8,417
Cash out flow for capital expenditures	48	335	11	—	394	—	7,517
Unconsolidated affiliates Equity in net income/(loss)	11	—	—	—	11	—	296
Total assets at year-end	162,262	—	10,328	(10,396)	162,194	(83)	275,936

2004
Revenues
External customer	$18,083	$6,681	$433	$—	$25,197	$—	$172,316
Intersegment	478	19	13	(13)	497	(6,828)	—
Income
Income/(loss) before income taxes	3,710	493	84	—	4,287	—	4,109
Other disclosures
Depreciation and amortization	4,981	1,612	35	—	6,628	—	13,074
Automotive interest income							1,113
Interest expense	6,733	408	109	—	7,250	—	8,471
Cash out flow for capital expenditures	62	325	71	—	458	—	6,738
Unconsolidated affiliates Equity in net income/(loss)	(2)	—	—	—	(2)	—	253
Total assets at year-end	172,903	14,417	18,912	(17,044)	189,188	(2,753)	299,686

2003
Revenues
External customer	$20,358	$5,926	$378	$—	$26,662	$—	$166,095
Intersegment	316	26	48	(51)	339	(5,655)	—
Income
Income/(loss) before income taxes	2,010	228	63	—	2,301	—	914
Other disclosures
Depreciation and amortization	7,076	1,658	48	—	8,782	—	14,264
Automotive interest income							870
Interest expense	7,361	373	116	—	7,850	—	9,173
Cash out flow for capital expenditures	30	254	95	—	379	—	7,726
Unconsolidated affiliates Equity in net income/(loss)	12	—	(3)	—	9	—	83
Total assets at year-end	179,476	12,920	13,781	(10,668)	195,509	(3,356)	303,361
__________
(a)	Financial Services sector’s interest income is recorded as Revenues.
(b)	Includes intersector transactions occurring in the ordinary course of business.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 25. GEOGRAPHIC INFORMATION (in millions)

	2005		2004		2003
	Net Sales and Revenues	Long Lived Assets	Net Sales and Revenues	Long Lived Assets	Net Sales and Revenues	Long Lived Assets
North America
United States	$96,704	$37,800	$100,862	$35,315	$104,131	$37,981
Canada	7,939	8,062	7,085	6,900	6,811	5,711
Mexico	3,374	1,073	2,934	807	2,714	719
Total North America	108,017	46,935	110,881	43,022	113,656	44,411

Europe
Germany	7,642	4,518	7,396	6,187	6,251	6,312
Sweden	4,412	3,399	4,059	3,715	3,360	3,326
United Kingdom	15,264	6,537	14,193	9,104	13,419	7,861
Other	23,201	3,172	20,456	3,715	17,410	3,798
Total Europe	50,519	17,626	46,104	22,721	40,440	21,297

All Other	18,360	3,215	15,331	3,124	11,999	2,816
Total	$176,896	$67,776	$172,316	$68,867	$166,095	$68,524

NOTE 26. SUMMARY QUARTERLY FINANCIAL DATA (unaudited)

Previously Reported	2005				2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(In millions, except per share amounts)
Automotive Sector
Sales	$39,332	$38,685	$34,675	$40,811	$38,800	$36,661	$32,797	$38,870
Operating income/(loss)	665	(1,104)	(1,668)	(2,102)	2,004	205	(716)	(1,670)
Financial Services Sector
Revenues	5,804	5,863	6,181	5,738	5,923	6,212	6,324	6,059
Income/(loss) before income taxes	1,076	1,297	1,222	2,296	1,043	1,528	1,391	1,046
Total Company
Income/(loss) before cumulative effects of changes in accounting principles	1,212	946	(284)	401	1,952	1,165	266	104
Net income/(loss)	1,212	946	(284)	150	1,952	1,165	266	104
Common and Class B per share from income/(loss) before cumulative effects of changes in accounting principles
Basic	$0.66	$0.51	$(0.15)	$0.21	$1.07	$0.64	$0.15	$0.06
Diluted	0.60	0.47	(0.15)	0.21	0.94	0.57	0.15	0.06

Restated-see Note 28	2005				2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(In millions, except per share amounts)
Automotive Sector
Sales	$39,414	$38,708	$34,656	$40,696	$38,820	$36,641	$32,797	$38,861
Operating income/(loss)	708	(1,067)	(1,626)	(2,203)	2,224	149	(823)	(1,750)
Financial Services Sector
Revenues	5,481	6,458	5,854	5,629	6,819	5,157	7,062	6,159
Income/(loss) before income taxes	506	1,692	714	2,041	1,547	89	1,816	835
Total Company
Income/(loss) before cumulative effects of changes in accounting principles	875	1,215	(576)	177	2,415	234	465	(76)
Net income/(loss)	875	1,215	(576)	(74)	2,415	234	465	(76)
Common and Class B per share from income/(loss) before cumulative effects of changes in accounting principles
Basic	$0.48	$0.66	$(0.31)	$0.09	$1.32	$0.13	$0.25	$(0.04)
Diluted	0.44	0.60	(0.31)	0.09	1.16	0.13	0.24	(0.04)

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 27. COMMITMENTS AND CONTINGENCIES

Lease Commitments

We lease land, buildings and equipment under agreements that expire in various years. Minimum rental commitments under non-cancelable operating leases were as follows (in millions):

	2006	2007	2008	2009	2010	Thereafter	Total
Automotive Sector	$483	$411	$257	$202	$127	$278	$1,758
Financial Services Sector	113	98	86	63	50	106	516

Rental expense was $1.5 billion in 2005, $1.5 billion in 2004 and $1.4 billion in 2003.

Guarantees

The fair values of guarantees and indemnifications during 2005 and 2004 are recorded in the financial statements. At December 31, 2005 and 2004, the following guarantees and indemnifications were issued and outstanding:

Guarantees related to affiliates and third parties. We guarantee debt and lease obligations of certain joint ventures as well as certain financial obligations of outside third parties to support business and economic growth. Expiration dates vary, and guarantees will terminate on payment and/or cancellation of the obligation. A payment would be triggered by failure of the guaranteed party to fulfill its obligation covered by the guarantee. In some circumstances, we are entitled to recover from the third party amounts paid by us under the guarantee. However, our ability to enforce these rights is sometimes stayed until the guaranteed party is paid in full. The maximum potential payments under these guarantees total approximately $113 million for 2005 and were $471 million for 2004, the majority of which relates to the Automotive sector.

On December 21, 2005, we completed the sale of Hertz. As part of the transaction, we provided cash-collateralized letters of credit in an aggregate amount of $200 million to support the asset-backed portion of the buyer's financing for the transaction. Our commitment to provide the letters of credit expires no later than December 21, 2011 and supports the payment obligations of Hertz Vehicle Finance LLC under one or more series of asset-backed notes ("asset-backed notes"). The letters of credit can be drawn upon on any date funds allocated to pay interest on the asset-backed notes are insufficient to pay scheduled interest payments, principal amounts due on the legal final maturity date, or when the balance of assets supporting the asset-backed notes is less than the outstanding balance of the asset-backed notes. During the fourth quarter of 2005, we recognized a liability of $27 million which represents the estimated fair value of our obligation under the letters of credit.

In 1996, we issued $500 million of 7.25% Notes due October 1, 2008. In 1999, we defeased our obligation as primary obligor with respect to the principal of these notes. As part of this transaction, we placed certain financial assets into an escrow trust for the benefit of the noteholders, and the trust became the primary obligor with respect to the principal (we became secondarily liable for the entire principal amount).

We also have guarantees outstanding associated with a subsidiary trust, Trust II. For further discussion of Trust II, see Notes 16 and 18.

Indemnifications. In the ordinary course of business, we execute contracts involving indemnifications standard in the industry and indemnifications specific to a transaction, such as the sale of a business. These indemnifications might include claims against any of the following: environmental, tax, and shareholder matters; intellectual property rights; power generation contracts; governmental regulations and employment-related matters; dealer, supplier, and other commercial contractual relationships; and financial matters, such as securitizations. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third-party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for expected losses that are probable. We are party to numerous indemnifications and many of these indemnities do not limit potential payment; therefore, we are unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Product Performance

Warranty. Estimated warranty costs and additional service actions are accrued for at the time the vehicle is sold to a dealer. Included in the warranty cost accruals are costs for basic warranty coverages on vehicles sold. Additional service actions such as product recalls and other customer service actions are not included in the warranty reconciliation below, but are also accrued for at the time of sale. Estimates for warranty costs are made based primarily on historical warranty claim experience.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 27. COMMITMENTS AND CONTINGENCIES (Continued)

The following is a tabular reconciliation of the product warranty accrual (in millions):

	2005	2004
Beginning balance	$5,814	$5,466
Payments made during the year	(3,986)	(3,694)
Changes in accrual related to warranties issued during the year	3,949	3,611
Changes in accrual related to pre-existing warranties	615	201
Foreign currency translation and other	(149)	230
Ending balance	$6,243	$5,814

Extended Service Plans. Fees or premiums for the issuance of extended service plans are recognized in income over the contract period in proportion to the costs expected to be incurred in performing services under the contract.

Litigation and Claims

Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against us, including those arising out of alleged defects in our products; governmental regulations relating to safety, emissions and fuel economy; financial services; employment-related matters; dealer, supplier and other contractual relationships; intellectual property rights; product warranties; environmental matters; shareholder or investor matters; and financial reporting matters. Certain of the pending legal actions are, or purport to be, class actions. Some of the foregoing matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief, which, if granted, would require very large expenditures.

Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. We have established accruals for certain of the matters discussed in the foregoing paragraph where losses are deemed probable and reasonably estimable. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which accruals have not been established could be decided unfavorably to us and could require us to pay damages or make other expenditures in amounts or a range of amounts that cannot be estimated at December 31, 2005. We do not reasonably expect, based on our analysis, that such matters would have a material effect on future financial statements for a particular year, although such an outcome is possible.

Conditional Asset Retirement Obligations

In March 2005, the Financial Accounting Standards Boards issued Interpretation No. 47 ("FIN 47"), Accounting for Conditional Asset Retirement Obligations. Under FIN 47, companies must accrue for costs related to legal obligations to perform certain activities in connection with the retirement, disposal or abandonment of assets. The obligation to perform the asset retirement activity is not conditional even though the timing or method may be conditional.

We have identified asbestos abatement and PCB removal as conditional asset retirement obligations. Asbestos abatement was estimated using site-specific surveys where available and a per/square foot estimate where surveys were unavailable. PCB removal costs were based on historical removal costs per transformer and applied to transformers identified by a PCB transformer global survey we conducted. Other conditional asset retirement obligations exist, including regulated substances. These costs, however, are not estimable until a triggering event occurs (e.g., plant closing) due to the absence of historical cost, range of potential settlement dates and variability among plants. Presently the company does not have sufficient information to estimate the fair value of this obligation.

FIN 47 requires that the estimate be recorded as a liability and as an increase to the asset. The capitalized portion is depreciated over the "remaining useful life of the asset". We believe the most reasonable "remaining useful life" should be consistent with our depreciation policy. Therefore, the full amount was expensed at December 31, 2005, as an after-tax charge of $251 million shown as a Cumulative effects of changes in accounting principles.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS

In October 2006, we reviewed our application of paragraph 68 of SFAS No. 133 and its use at Ford Credit. One of the general requirements of SFAS No. 133 is that hedge accounting is appropriate only for those hedging relationships that a company expects will be highly effective in achieving offsetting changes in fair value or cash flows attributable to the risk being hedged. To determine whether transactions satisfy this requirement, companies must periodically assess the effectiveness of hedging relationships both prospectively and retrospectively. Paragraph 68 of SFAS No. 133 ("Paragraph 68") contains an exception from these periodic assessment requirements in the form of an "assumption of no ineffectiveness" for certain hedges of interest rate risk that involve interest rate swaps and recognized interest-bearing assets or liabilities. The exception identifies the specific requirements for the derivative and hedged items that must be met, such as a derivative fair value of zero at inception of the hedging relationship, matching maturity dates, and contemporaneous formal documentation.

Based on our review, we concluded that all of our interest rate swaps were and continue to be highly effective economic hedges; nearly all of these transactions, however, failed to meet the requirements set forth in Paragraph 68, primarily because:

•	Transactions that we designated as fair value hedges involved interest rate swaps hedging the back-end of debt instruments or involved longer-than-normal settlement periods.

•	We paid or received fees when entering into a derivative contract or upon changing counterparties.

•	Interest rate swaps included terms that did not exactly match the terms of the debt, including prepayment optionality.

Although we now have determined that the hedging relationships at issue in this restatement did not meet the specific criteria for an assumption of no ineffectiveness pursuant to Paragraph 68, we are precluded by SFAS No. 133 from retroactively performing full effectiveness testing in order to apply hedge accounting. Accordingly, we have restated our results to reflect the changes in fair value of these instruments as derivative gains and losses during the affected periods, without recording any offsetting change in the value of the debt they were economically hedging.

As a result of the foregoing, we are restating herein our historical balance sheets as of December 31, 2005 and 2004; our statements of income, cash flows and stockholders’ equity for the years ending 2005, 2004, and 2003.

Changes in the fair value of interest rate swaps are driven primarily by changes in interest rates. We have long-term interest rate swaps with large notional balances, many of which are "receive-fixed, pay-float" interest rate swaps. Such swaps increase in value when interest rates decline, and decline in value when interest rates rise. As a result, changes in interest rates cause substantial volatility in the fair values that must be recognized in earnings. In 2001 and 2002, when interest rates were trending lower, we recognized large derivative gains in our restated financial data. The upward trend in interest rates from 2003 through 2005 caused our interest rate swaps to decline in value, resulting in the recognition of derivative losses for these periods.

The cumulative effect of our restatement for these interest rate swaps is a decrease in debt value and an offsetting increase in net income and equity. As a result, we recognized additional pre-tax income/(loss) of $(873) million, $(769) million, and $(990) million in 2005, 2004, and 2003, respectively.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS (Continued)

The following table sets forth a reconciliation of previously reported and restated net income/(loss) and retained earnings for use in business as of the dates and for the periods shown (in millions):

	Net Income/(Loss)			Retained Earnings
	2005	2004	2003	At December 31, 2002

Previously reported	$2,024	$3,487	$495	$8,659
Pre-tax adjustments:
Fair value interest rate swaps	(873)	(769)	(990)	3,665
Out-of-period adjustments	(44)	25	565	(608)
Total pre-tax adjustments	(917)	(744)	(425)	3,057
Related tax effects - provision for/(benefit from)	(333)	(295)	(169)	1,165
Net after-tax adjustments	(584)	(449)	(256)	1,892
Restated	$1,440	$3,038	$239	$10,551

Subsequent to the completion of our originally-filed financial statements for each period being restated, we identified adjustments that should have been recorded in these earlier periods. Upon identification, we determined these adjustments to be immaterial, individually and in the aggregate, to our originally-filed financial statements, and generally recognized these adjustments ("out -of-period" adjustments) in the periods in which they were identified.  Because the Ford Credit interest rate swap adjustment has required a restatement, we are reversing these out-of-period adjustments and recording them in the proper periods.

The out-of-period adjustments in the table above include the following:

•
Automotive revenue recognition: As disclosed in Note 2, vehicle sales are generally recorded when shipped. In the late 1990s, we determined that vehicles sold in the UK did not meet the criteria for revenue recognition at the time of shipment. We had previously judged the impact of this practice to be immaterial to any individual period. Beginning in 2001 and continuing through 2003, as we launched new vehicles, we amended our UK dealer contracts to transfer all risks of ownership to our dealers at the time of vehicle shipment. As part of the restatement, we have changed the periods in which revenue was recognized for these UK vehicles from shipment to the subsequent period when risk of ownership was transferred. As part of our restatement, we recognized additional pre-tax income/(loss) of $246 million in 2003.

•
Financial Services revenue recognition: We recorded out-of-period adjustments to revenue primarily associated with our operating lease contracts in order to reflect earnings on a straight-line basis rather than an effective-interest rate method and corrected the accounting related to the amortization of certain loan origination costs involving securitized assets. As part of our restatement, we recognized additional pre-tax income/(loss) of $(115) million, $63 million, and $59 million in 2005, 2004, and 2003, respectively.

•
Employee-benefit related expenses: We recorded an out-of-period adjustment primarily related to special termination packages offered outside of our normal separation programs that were not recognized as employees separated, but when paid. As part of our restatement, we recognized additional pre-tax income/(loss) of $83 million, $(5) million, and $(54) million in 2005, 2004, and 2003, respectively.

•
Marketing incentives: We recorded out-of-period adjustments to correct duplicative reserves for vehicle residual values and for certain employee and supplier discount plans that were recognized at point of retail sale rather than when we sold the vehicle to the dealer. As part of our restatement, we recognized additional pre-tax income/(loss) of $(11) million, $(9) million, and $128 million in 2005, 2004, and 2003, respectively.

•
Marketing expenses: We recorded an out-of-period adjustment primarily to record marketing costs (advertising and sales promotions) that had been accrued prior to services being rendered. As part of our restatement, we recognized additional pre-tax income/(loss) of $(107) million and $1 million in 2004 and 2003, respectively.

•
In addition to the items listed above, during the affected periods, we also recorded many other less-significant out-of-period adjustments, which totaled $(1) million, $83 million, and $185 million, $(92) million, and $(117) million in 2005, 2004, and 2003, respectively. Nearly all of these adjustments were recorded in Cost of sales.

The fair value interest rate swaps adjustment resulted in decreased debt value for the debt no longer in a hedge accounting relationship and also impacted deferred income taxes. This adjustment had no impact on Cash and cash equivalents but resulted in reclassification from Cash flows from operating activities to Cash flows from investing activities and a reclassification from Interest expense to Financial Services revenues.

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS (Continued)

In addition to the adjustments discussed above, the restatement included a change in classification of marketable securities from Cash and cash equivalents to Marketable securities for $3.1 billion, $0, and $4.9 billion at December 31, 2005, 2004, and 2003, respectively. These securities had contractual maturities exceeding ninety days from the date of purchase and should not have been reported as cash equivalents. This change also resulted in a change in presentation in the statements of cash flows, which increased the levels of activity in the Purchases of marketable securities and Proceeds from sales of marketable securities lines within Cash flows from investing activities.

Beginning with our year ended December 31, 2005 statement of cash flows, we have changed the presentation of cash flows to separately disclose the operating, investing, and financing portions of the cash flows attributable to our discontinued operations. This change is in response to public statements by the staff of the SEC concerning classification of discontinued operations within the statement of cash flows. Beginning with our year ended December 31, 2004 consolidated statement of cash flows, we have changed our presentation of cash flows from wholesale finance receivables. This change also stemmed from concerns raised by the SEC about the previous presentation. Prior year disclosures have been revised to conform to current year presentation.

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS (Continued)

The following table presents the effect of the restatement on the Consolidated Statement of Income (in millions, except per share amounts):

	For the Years Ended December 31,
	2005		2004		2003
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
Sales and revenues
Automotive sales	$153,503	$153,474	$147,128	$147,119	$138,253	$139,433
Financial Services revenues	23,586	23,422	24,518	25,197	26,078	26,662
Total sales and revenues	177,089	176,896	171,646	172,316	164,331	166,095
Costs and expenses
Cost of sales	144,944	144,924	135,852	135,755	129,683	130,278
Selling, administrative and other expenses	24,652	24,622	23,901	24,012	24,389	24,453
Interest expense	7,643	8,417	7,071	8,471	7,643	9,173
Financial Services provision for credit and insurance losses	483	483	1,212	1,212	2,248	2,248
Total costs and expenses	177,722	178,446	168,036	169,450	163,963	166,152
Automotive interest income and other non-operating income/(expense), net	1,249	1,249	988	988	897	897
Automotive equity in net income/(loss) of affiliated companies	285	285	255	255	74	74
Gain on sale of The Hertz Corporation ("Hertz") (Note 4)	1,095	1,095	—	—	—	—
Income/(loss) before income taxes	1,996	1,079	4,853	4,109	1,339	914
Provision for/(benefit from) income taxes (Note 3)	(512)	(845)	938	643	123	(46)
Income/(loss) before minority interests	2,508	1,924	3,915	3,466	1,216	960
Minority interests in net income/(loss) of subsidiaries	280	280	282	282	314	314
Income/(loss) from continuing operations	2,228	1,644	3,633	3,184	902	646
Income/(loss) from discontinued operations (Note 4)	47	47	(146)	(146)	(143)	(143)
Income/(loss) before cumulative effects of changes in accounting principles	2,275	1,691	3,487	3,038	759	503
Cumulative effects of changes in accounting principles (Notes 27 and 17)	(251)	(251)	—	—	(264)	(264)
Net income/(loss)	$2,024	$1,440	$3,487	$3,038	$495	$239

Average number of shares of Common and Class B stock outstanding	1,846	1,846	1,830	1,830	1,832	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 18)
Basic income/(loss)
Income/(loss) from continuing operations	$1.21	$0.89	$1.99	$1.74	$0.49	$0.35
Income/(loss) from discontinued operations	0.03	0.03	(0.08)	(0.08)	(0.08)	(0.08)
Cumulative effects of changes in accounting principles	(0.14)	(0.14)	—	—	(0.14)	(0.14)
Net income/(loss)	$1.10	$0.78	$1.91	$1.66	$0.27	$0.13

Diluted income/(loss)
Income/(loss) from continuing operations	$1.14	$0.87	$1.80	$1.59	$0.49	$0.35
Income/(loss) from discontinued operations	0.02	0.02	(0.07)	(0.07)	(0.08)	(0.08)
Cumulative effects of changes in accounting principles	(0.11)	(0.12)	—	—	(0.14)	(0.14)
Net income/(loss)	$1.05	$0.77	$1.73	$1.52	$0.27	$0.13

Cash dividends	$0.40	$0.40	$0.40	$0.40	$0.40	$0.40

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS (Continued)

The following table presents the effect of the restatement on the Sector Statement of Income (in millions, except per share amounts):

	For the Years Ended December 31,
	2005		2004		2003
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
AUTOMOTIVE
Sales	$153,503	$153,474	$147,128	$147,119	$138,253	$139,433
Costs and expenses
Cost of sales	144,944	144,924	135,852	135,755	129,683	130,278
Selling, administrative and other expenses	12,768	12,738	11,453	11,564	10,126	10,190
Total costs and expenses	157,712	157,662	147,305	147,319	139,809	140,468
Operating income/(loss)	(4,209)	(4,188)	(177)	(200)	(1,556)	(1,035)

Interest expense	1,220	1,220	1,221	1,221	1,323	1,323

Interest income and other non-operating income/(expense), net	1,249	1,249	988	988	897	897
Equity in net income/(loss) of affiliated companies	285	285	255	255	74	74
Income/(loss) before income taxes — Automotive	(3,895)	(3,874)	(155)	(178)	(1,908)	(1,387)

FINANCIAL SERVICES
Revenues	23,586	23,422	24,518	25,197	26,078	26,662
Costs and expenses
Interest expense	6,423	7,197	5,850	7,250	6,320	7,850
Depreciation	5,854	5,854	6,618	6,618	8,771	8,771
Operating and other expenses	6,030	6,030	5,830	5,830	5,492	5,492
Provision for credit and insurance losses	483	483	1,212	1,212	2,248	2,248
Total costs and expenses	18,790	19,564	19,510	20,910	22,831	24,361
Gain on sale of Hertz (Note 4)	1,095	1,095	—	—	—	—
Income/(loss) before income taxes — Financial Services	5,891	4,953	5,008	4,287	3,247	2,301

TOTAL COMPANY
Income/(loss) before income taxes	1,996	1,079	4,853	4,109	1,339	914
Provision for/(benefit from) income taxes (Note 3)	(512)	(845)	938	643	123	(46)
Income/(loss) before minority interests	2,508	1,924	3,915	3,466	1,216	960
Minority interests in net income/(loss) of subsidiaries	280	280	282	282	314	314
Income/(loss) from continuing operations	2,228	1,644	3,633	3,184	902	646
Income/(loss) from discontinued operations (Note 4)	47	47	(146)	(146)	(143)	(143)
Income/(loss) before cumulative effects of changes in accounting principles	2,275	1,691	3,487	3,038	759	503
Cumulative effects of changes in accounting principles (Note 27 and 17)	(251)	(251)	—	—	(264)	(264)
Net income/(loss)	$2,024	$1,440	$3,487	$3,038	$495	$239

Average number of shares of Common and Class B stock outstanding	1,846	1,846	1,830	1,830	1,832	1,832

AMOUNTS PER SHARE OF COMMON AND CLASS B STOCK (Note 18)
Basic income/(loss)
Income/(loss) from continuing operations	$1.21	$0.89	$1.99	$1.74	$0.49	$0.35
Income/(loss) from discontinued operations	0.03	0.03	(0.08)	(0.08)	(0.08)	(0.08)
Cumulative effects of changes in accounting principles	(0.14)	(0.14)	—	—	(0.14)	(0.14)
Net income/(loss)	$1.10	$0.78	$1.91	$1.66	$0.27	$0.13

Diluted income/(loss)
Income/(loss) from continuing operations	$1.14	$0.87	$1.80	$1.59	$0.49	$0.35
Income/(loss) from discontinued operations	0.02	0.02	(0.07)	(0.07)	(0.08)	(0.08)
Cumulative effects of changes in accounting principles	(0.11)	(0.12)	—	—	(0.14)	(0.14)
Net income/(loss)	$1.05	$0.77	$1.73	$1.52	$0.27	$0.13

Cash dividends	$0.40	$0.40	$0.40	$0.40	$0.40	$0.40

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS (Continued)

The following table presents the effect of the restatement on the Consolidated Balance Sheet (in millions):

	December 31, 2005		December 31, 2004
	Previously Reported	Restated	Previously Reported	Restated
ASSETS
Cash and cash equivalents	$31,499	$28,410	$22,831	$22,831
Marketable securities (Note 5)	7,583	10,672	8,946	8,946
Loaned securities (Note 5)	3,461	3,461	1,058	1,058
Finance receivables, net	105,975	105,975	109,544	109,563
Other receivables, net	8,522	8,536	5,891	5,895
Net investment in operating leases (Note 12)	27,099	27,099	25,564	25,564
Retained interest in sold receivables (Note 13)	1,420	1,420	9,166	9,178
Inventories (Note 6)	10,271	10,271	10,766	10,748
Equity in net assets of affiliated companies	2,579	2,579	2,835	2,835
Net property (Note 8)	40,707	40,677	43,313	43,303
Deferred income taxes	5,881	5,880	6,686	6,616
Goodwill and other intangible assets (Note 10)	5,945	5,945	6,394	6,394
Assets of discontinued/held-for-sale operations	—	—	16,346	16,346
Other assets	18,534	18,534	26,166	26,210
Total assets	$269,476	$269,459	$295,506	$295,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Payables	$22,813	$22,910	$21,991	$22,030
Accrued liabilities and deferred revenue (Note 15)	72,977	73,047	73,592	73,614
Debt (Note 16)	154,332	153,278	164,337	162,425
Deferred income taxes	5,275	5,660	7,187	7,627
Liabilities of discontinued/held-for-sale operations	—	—	11,477	11,477
Total liabilities	255,397	254,895	278,584	277,173

Minority interests	1,122	1,122	877	877

Stockholders' equity
Capital stock (Note 18)
Common Stock, par value $0.01 per share (1,837 million shares issued; 6,000 million shares authorized)	18	18	18	18
Class B Stock, par value $0.01 per share (71 million shares issued; 530 million shares authorized)	1	1	1	1
Capital in excess of par value of stock	4,872	4,872	5,321	5,321
Accumulated other comprehensive income/(loss)	(3,562)	(3,680)	1,258	1,463
Treasury stock	(833)	(833)	(1,728)	(1,728)
Earnings retained for use in business	12,461	13,064	11,175	12,362
Total stockholders' equity	12,957	13,442	16,045	17,437
Total liabilities and stockholders' equity	$269,476	$269,459	$295,506	$295,487

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS (Continued)

The following table presents the effect of the restatement on the Sector Balance Sheet (in millions):

	December 31, 2005		December 31, 2004
	Previously Reported	Restated	Previously Reported	Restated
ASSETS
Automotive
Cash and cash equivalents	$13,392	$13,392	$10,142	$10,142
Marketable securities (Note 5)	6,860	6,860	8,291	8,291
Loaned securities (Note 5)	3,461	3,461	1,058	1,058
Total cash, marketable and loaned securities	23,713	23,713	19,491	19,491
Receivables, less allowances of $298 and $388	3,061	3,075	2,894	2,898
Inventories (Note 6)	10,271	10,271	10,766	10,748
Deferred income taxes	1,187	1,249	2,200	2,244
Other current assets	8,177	8,177	8,916	8,916
Total current assets	46,409	46,485	44,267	44,297
Equity in net assets of affiliated companies	1,756	1,756	1,907	1,907
Net property (Note 8)	40,379	40,349	42,904	42,894
Deferred income taxes	11,049	10,999	8,164	8,357
Goodwill and other intangible assets (Note 10)	5,928	5,928	6,374	6,374
Assets of discontinued/held-for-sale operations	—	—	188	188
Other assets	8,308	8,308	9,247	9,234
Total Automotive assets	113,829	113,825	113,051	113,251
Financial Services
Cash and cash equivalents	18,107	15,018	12,689	12,689
Investments in securities (Note 5)	723	3,812	655	655
Finance receivables, net (Note 11)	111,436	111,436	112,541	112,560
Net investment in operating leases (Note 12)	22,951	22,951	22,652	22,652
Retained interest in sold receivables (Note 13)	1,420	1,420	9,166	9,178
Goodwill and other intangible assets (Note 10)	17	17	20	20
Assets of discontinued/held-for-sale operations	—	—	16,158	16,158
Other assets	7,457	7,457	12,466	12,523
Receivable from Automotive (Note 1)	83	83	2,753	2,753
Total Financial Services assets	162,194	162,194	189,100	189,188
Intersector elimination	(83)	(83)	(2,753)	(2,753)
Total assets	$275,940	$275,936	$299,398	$299,686

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables	$16,554	$16,637	$16,026	$16,065
Other liabilities	4,222	4,222	4,269	4,269
Accrued liabilities and deferred revenue (Note 15)	28,733	28,829	29,700	29,693
Deferred income taxes	804	804	877	877
Debt payable within one year (Note 16)	978	978	977	977
Current payable to Financial Services (Note 1)	83	83	1,382	1,382
Total current liabilities	51,374	51,553	53,231	53,263
Long-term debt (Note 16)	16,900	16,900	17,250	17,250
Other liabilities (Note 15)	38,639	38,639	37,058	37,105
Deferred income taxes	586	586	312	312
Liabilities of discontinued/held-for-sale operations	—	—	46	46
Payable to Financial Services (Note 1)	—	—	1,371	1,371
Total Automotive liabilities	107,499	107,678	109,268	109,347
Financial Services
Payables	2,037	2,051	1,696	1,696
Debt (Note 16)	136,454	135,400	146,110	144,198
Deferred income taxes	10,349	10,747	9,890	10,637
Other liabilities and deferred income	5,605	5,579	6,834	6,816
Liabilities of discontinued/held-for-sale operations	—	—	11,431	11,431
Total Financial Services liabilities	154,445	153,777	175,961	174,778

Minority Interests	1,122	1,122	877	877

Stockholders' equity
Capital stock (Note 18)
Common Stock, par value $0.01 per share (1,837 million shares issued; 6,000 million shares authorized)	18	18	18	18
Class B Stock, par value $0.01 per share (71 million shares issued; 530 million shares authorized)	1	1	1	1
Capital in excess of par value of stock	4,872	4,872	5,321	5,321
Accumulated other comprehensive income/(loss)	(3,562)	(3,680)	1,258	1,463
Treasury stock	(833)	(833)	(1,728)	(1,728)
Earnings retained for use in business	12,461	13,064	11,175	12,362
Total stockholders' equity	12,957	13,442	16,045	17,437
Intersector elimination	(83)	(83)	(2,753)	(2,753)
Total liabilities and stockholders' equity	$275,940	$275,936	$299,398	$299,686

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS (Continued)

The following table presents the effect of the restatement on the Consolidated Statement of Cash Flows (in millions):

	For the Years Ended December 31,
	2005		2004		2003
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
Cash flows from operating activities of continuing operations
Net cash flows from operating activities (Note 21)	$21,674	$20,387	$24,562	$21,683	$17,256	$15,573

Cash flows from investing activities of continuing operations
Capital expenditures	(7,517)	(7,517)	(6,738)	(6,738)	(7,726)	(7,726)
Acquisitions of retail and other finance receivables and operating leases	(54,024)	(54,024)	(63,284)	(63,284)	(59,503)	(59,503)
Collections of retail and other finance receivables and operating leases	48,238	48,257	51,024	51,002	44,476	44,472
Net acquisitions of daily rental vehicles	(1,552)	(1,552)	(2,492)	(2,192)	(1,505)	(1,517)
Purchases of securities	(6,278)	(11,883)	(8,470)	(11,767)	(10,074)	(22,020)
Sales and maturities of securities	6,154	8,735	8,414	16,648	9,382	16,433
Proceeds from sales of retail and other finance receivables and operating leases	17,288	17,288	6,481	6,481	18,401	18,401
Proceeds from sale of businesses	7,937	7,937	537	537	1,702	1,702
Transfer of cash balances upon disposition of discontinued/held-for-sale operations	(1,255)	(1,255)	(39)	(39)	(10)	(10)
Cash paid for acquisitions	(2,031)	(2,031)	(30)	(30)	—	—
Cash recognized on initial consolidation of joint ventures	—	—	—	—	256	256
Other	497	1,849	(364)	2,292	1,599	3,304
Net cash (used in)/provided by investing activities	7,457	5,804	(14,961)	(7,090)	(3,002)	(6,208)

Cash flows from financing activities of continuing operations
Cash dividends	(738)	(738)	(733)	(733)	(733)	(733)
Net sales/(purchases) of Common Stock	325	325	(151)	(151)	9	9
Changes in short-term debt	(8,591)	(8,713)	4,937	4,885	1,305	1,286
Proceeds from issuance of other debt	24,559	24,559	22,223	22,223	23,086	23,086
Principal payments on other debt	(36,080)	(36,080)	(36,000)	(36,000)	(28,765)	(28,765)
Other	(126)	(153)	(120)	(136)	(82)	(98)
Net cash (used in)/provided by financing activities	(20,651)	(20,800)	(9,844)	(9,912)	(5,180)	(5,215)

Effect of exchange rate changes on cash	(496)	(496)	505	505	811	811

Net increase/(decrease) in cash and cash equivalents from continuing operations	7,984	4,895	262	5,186	9,885	4,961

Cash from discontinued operations
Cash flows from operating activities of discontinued operations	54	54	316	316	308	308
Cash flows from investing activities of discontinued operations	(49)	(49)	(320)	(320)	(280)	(280)
Cash flows from financing activities of discontinued operations	—	—	—	—	(6)	(6)

Net increase/(decrease) in cash and cash equivalents	$7,989	$4,900	$258	$5,182	$9,907	$4,983

Cash and cash equivalents at January 1	$22,831	$22,831	$22,599	$17,675	$13,124	$13,124
Cash and cash equivalents of discontinued/held-for-sale operations at January 1	679	679	653	653	221	221
Net increase/(decrease) in cash and cash equivalents	7,989	4,900	258	5,182	9,907	4,983
Less: cash and cash equivalents of discontinued/held-for-sale operations at December 31	—	—	(679)	(679)	(653)	(653)
Cash and cash equivalents at December 31	$31,499	$28,410	$22,831	$22,831	$22,599	$17,675

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS (Continued)

The following table presents the effect of the restatement on the Sector Statement of Cash Flows for the year ended December 31, 2005 (in millions):

	Automotive	Financial Services	Automotive	Financial Services
	Previously Reported	Previously Reported	Restated	Restated
Cash flows from operating activities of continuing operations
Net cash flows from operating activities (Note 21)	$5,436	$9,384	$5,433	$6,912

Cash flows from investing activities of continuing operations
Capital expenditures	(7,123)	(394)	(7,123)	(394)
Acquisitions of retail and other finance receivables and operating leases	—	(54,024)	—	(54,024)
Collections of retail and other finance receivables and operating leases	—	48,226	—	48,245
Net (increase)/decrease in wholesale receivables	—	3,563	—	4,751
Net acquisitions of daily rental vehicles	—	(1,988)	—	(1,988)
Purchases of securities	(5,714)	(564)	(5,714)	(6,169)
Sales and maturities of securities	5,106	1,048	5,106	3,629
Proceeds from sales of retail and other finance receivables and operating leases	—	17,288	—	17,288
Proceeds from sale of wholesale receivables	—	3,739	—	3,739
Proceeds from sale of businesses	280	7,657	280	7,657
Transfer of cash balances upon disposition of discontinued/held-for-sale operations	—	(1,255)	—	(1,255)
Net investing activity with Financial Services	8,407	—	8,407	—
Cash paid for acquisitions	(2,031)	—	(2,031)	—
Cash recognized on initial consolidation of joint ventures	—	—	—	—
Other	384	113	387	1,462
Net cash (used in)/provided by investing activities	(691)	23,409	(688)	22,941

Cash flows from financing activities of continuing operations
Cash dividends	(738)	—	(738)	—
Net sales/(purchases) of Common Stock	325	—	325	—
Changes in short-term debt	(115)	(8,476)	(115)	(8,598)
Proceeds from issuance of other debt	385	24,174	385	24,174
Principal payments on other debt	(758)	(35,322)	(758)	(35,322)
Net financing activity with Automotive	—	(8,407)	—	(8,407)
Other	(177)	51	(177)	24
Net cash (used in)/provided by financing activities	(1,078)	(27,980)	(1,078)	(28,129)

Effect of exchange rate changes on cash	(23)	(473)	(23)	(473)
Net change in intersector receivables/payables and other liabilities	(394)	394	(394)	394
Net increase/(decrease) in cash and cash equivalents from continuing operations	3,250	4,734	3,250	1,645

Cash from discontinued operations
Cash flows from operating activities of discontinued operations	(17)	71	(17)	71
Cash flows from investing activities of discontinued operations	17	(66)	17	(66)
Cash flows from financing activities of discontinued operations	—	—	—	—

Net increase/(decrease) in cash and cash equivalents	$3,250	$4,739	$3,250	$1,650

Cash and cash equivalents at January 1	$10,142	$12,689	$10,142	$12,689
Cash and cash equivalents of discontinued/held-for-sale operations at January 1	—	679	—	679
Net increase/(decrease) in cash and cash equivalents	3,250	4,739	3,250	1,650
Less: cash and cash equivalents of discontinued/held-for-sale operations at December 31	—	—	—	—
Cash and cash equivalents at December 31	$13,392	$18,107	$13,392	$15,018

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS (Continued)

The following table presents the effect of the restatement on the Sector Statement of Cash Flows for the year ended December 31, 2004 (in millions):

	Automotive	Financial Services	Automotive	Financial Services
	Previously Reported	Previously Reported	Restated	Restated
Cash flows from operating activities of continuing operations
Net cash flows from operating activities (Note 21)	$6,969	$15,592	$6,963	$7,963

Cash flows from investing activities of continuing operations
Capital expenditures	(6,280)	(458)	(6,280)	(458)
Acquisitions of retail and other finance receivables and operating leases	—	(63,284)	—	(63,284)
Collections of retail and other finance receivables and operating leases	—	51,242	—	51,220
Net (increase)/decrease in wholesale receivables	—	(2,174)	—	2,882
Net acquisitions of daily rental vehicles	—	(2,492)	—	(2,492)
Purchases of securities	(7,590)	(880)	(7,590)	(4,177)
Sales and maturities of securities	7,615	799	7,615	9,033
Proceeds from sales of retail and other finance receivables and operating leases	—	6,481	—	6,481
Proceeds from sale of wholesale receivables	—	3,957	—	3,957
Proceeds from sale of businesses	125	412	125	412
Transfer of cash balances upon disposition of discontinued/held-for-sale operations	(26)	(13)	(26)	(13)
Net investing activity with Financial Services	4,361	—	4,361	—
Cash paid for acquisitions	(30)	—	(30)	—
Cash recognized on initial consolidation of joint ventures	—	—	—	—
Other	101	(465)	107	2,185
Net cash (used in)/provided by investing activities	(1,724)	(6,875)	(1,718)	5,746

Cash flows from financing activities of continuing operations
Cash dividends	(733)	—	(733)	—
Net sales/(purchases) of Common Stock	(151)	—	(151)	—
Changes in short-term debt	(342)	5,279	(342)	5,227
Proceeds from issuance of other debt	469	21,754	469	21,754
Principal payments on other debt	(2,564)	(33,436)	(2,564)	(33,436)
Net financing activity with Automotive	—	(4,361)	—	(4,361)
Other	(39)	(81)	(39)	(97)
Net cash (used in)/provided by financing activities	(3,360)	(10,845)	(3,360)	(10,913)

Effect of exchange rate changes on cash	117	388	117	388
Net change in intersector receivables/payables and other liabilities	1,258	(1,258)	1,258	(1,258)
Net increase/(decrease) in cash and cash equivalents from continuing operations	3,260	(2,998)	3,260	1,926

Cash from discontinued operations
Cash flows from operating activities of discontinued operations	(148)	464	(148)	464
Cash flows from investing activities of discontinued operations	137	(457)	137	(457)
Cash flows from financing activities of discontinued operations	—	—	—	—

Net increase/(decrease) in cash and cash equivalents	$3,249	$(2,991)	$3,249	$1,933

Cash and cash equivalents at January 1	$6,856	$15,743	$6,856	$10,819
Cash and cash equivalents of discontinued/held-for-sale operations at January 1	37	616	37	616
Net increase/(decrease) in cash and cash equivalents	3,249	(2,991)	3,249	1,933
Less: cash and cash equivalents of discontinued/held-for-sale operations at December 31	—	(679)	—	(679)
Cash and cash equivalents at December 31	$10,142	$12,689	$10,142	$12,689

FORD MOTOR COMPANY AND SUBIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 28. RESTATEMENT OF THE FINANCIAL STATEMENTS (Continued)

The following table presents the effect of the restatement on the Sector Statement of Cash Flows for the year ended December 31, 2003 (in millions):

	Automotive	Financial Services	Automotive	Financial Services
	Previously Reported	Previously Reported	Restated	Restated
Cash flows from operating activities of continuing operations
Net cash flows from operating activities (Note 21)	$2,923	$16,487	$2,955	$11,042

Cash flows from investing activities of continuing operations
Capital expenditures	(7,347)	(379)	(7,347)	(379)
Acquisitions of retail and other finance receivables and operating leases	—	(59,503)	—	(59,503)
Collections of retail and other finance receivables and operating leases	—	44,118	—	44,114
Net (increase)/decrease in wholesale receivables	—	(2,762)	—	956
Net acquisitions of daily rental vehicles	—	(1,505)	—	(1,505)
Purchases of securities	(8,925)	(1,149)	(8,925)	(13,095)
Sales and maturities of securities	8,673	709	8,673	7,760
Proceeds from sales of retail and other finance receivables and operating leases	—	18,401	—	18,401
Proceeds from sale of wholesale receivables	—	966	—	966
Proceeds from sale of businesses	77	1,625	77	1,625
Transfer of cash balances upon disposition of discontinued/held-for-sale operations	(10)	—	(10)	—
Net investing activity with Financial Services	3,708	—	3,708	—
Cash paid for acquisitions	—	—	—	—
Cash recognized on initial consolidation of joint ventures	256	—	256	—
Other	716	883	684	2,620
Net cash (used in)/provided by investing activities	(2,852)	1,404	(2,884)	1,960

Cash flows from financing activities of continuing operations
Cash dividends	(733)	—	(733)	—
Net sales/(purchases) of Common Stock	9	—	9	—
Changes in short-term debt	(237)	1,542	(237)	1,523
Proceeds from issuance of other debt	1,144	21,942	1,144	21,942
Principal payments on other debt	(1,082)	(27,683)	(1,082)	(27,683)
Net financing activity with Automotive	—	(3,708)	—	(3,708)
Other	(15)	(67)	(15)	(83)
Net cash (used in)/provided by financing activities	(914)	(7,974)	(914)	(8,009)

Effect of exchange rate changes on cash	260	551	260	551
Net change in intersector receivables/payables and other liabilities	1,186	(1,186)	1,186	(1,186)
Net increase/(decrease) in cash and cash equivalents from continuing operations	603	9,282	603	4,358

Cash from discontinued operations
Cash flows from operating activities of discontinued operations	26	282	26	282
Cash flows from investing activities of discontinued operations	(4)	(276)	(4)	(276)
Cash flows from financing activities of discontinued operations	(6)	—	(6)	—

Net increase/(decrease) in cash and cash equivalents	$619	$9,288	$619	$4,364

Cash and cash equivalents at January 1	$6,243	$6,881	$6,243	$6,881
Cash and cash equivalents of discontinued/held-for-sale operations at January 1	31	190	31	190
Net increase/(decrease) in cash and cash equivalents	619	9,288	619	4,364
Less: cash and cash equivalents of discontinued/held-for-sale operations at December 31	(37)	(616)	(37)	(616)
Cash and cash equivalents at December 31	$6,856	$15,743	$6,856	$10,819

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Ford Motor Company:

We have completed integrated audits of Ford Motor Company’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Ford Motor Company and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying sector balance sheets and the related sector statements of income and of cash flows are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 17 of the Notes to the Financial Statements, on July 1, 2003, the Company adopted Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”. As discussed in Note 27 of the Notes to the Financial Statements, in the fourth quarter of 2005, the Company adopted Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”.

As discussed in Note 28 of the Notes to the Financial Statements, the Company restated its 2005, 2004 and 2003 consolidated financial statements and sector financial information.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing in Ford Motor Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005, that Ford Motor Company did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of the Company not maintaining effective controls over the accounting for certain derivative transactions, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management's assessment. As of December 31, 2005, the Company did not maintain effective controls over the accounting for certain derivative transactions. Specifically, the Company did not maintain effective controls to ensure adequate documentation of the criteria for measuring hedge effectiveness at the inception of fair value interest rate derivative transactions and subsequent evaluation and documentation of changes to assess the ongoing effectiveness and measurement of ineffectiveness in order to qualify for hedge accounting treatment in accordance with generally accepted accounting principles. This control deficiency resulted in the restatement of the consolidated financial statements for 2005, 2004 and 2003, and each of the quarters in 2005 and 2004; as well as the first two quarters of 2006. Additionally, this control deficiency could result in misstatements of the interest expense and debt accounts that would result in a material misstatement of the annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Automotive Component’s Holdings, LLC (“ACH”) from its assessment of internal control over financial reporting as of December 31, 2005 because it was acquired by the Company in a purchase business combination during 2005. We have also excluded ACH from our audit of internal control over financial reporting. ACH is a subsidiary controlled and managed by Ford, whose total assets and total revenues represent less than 1% of the corresponding consolidated financial statement amounts as of and for the year ended December 31, 2005.

Management and we previously concluded that the Company maintained effective internal control over financial reporting as of December 31, 2005. However, management has subsequently determined that the material weakness described above existed as of December 31, 2005. Accordingly, Management's Report on Internal Control Over Financial Reporting has been restated and our present opinion on internal control over financial reporting, as presented herein, is different from that expressed in our previous report.

In our opinion, management's assessment that Ford Motor Company did not maintain effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Ford Motor Company has not maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Detroit, Michigan
March 1, 2006, except for the effect of the restatement described in Note 28 of the Notes to the Financial Statements and the matter described in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is November 14, 2006, and except for the change in reportable segments described in Notes 10, 22 and 24 of the Notes to the Financial Statements, as to which the date is December 5, 2006

FORD MOTOR COMPANY AND SUBSIDIARIES

Schedule II — Valuation and Qualifying Accounts
(in millions)

	Restated
Description	Balance at Beginning of Period		Charged to Costs and Expenses		Deductions		Balance at End of Period
For the Year Ended December 31, 2005
Allowances Deducted from Assets
Allowance for Credit Losses	$2,471		$167		$1,044	(a)	$1,594
Allowance for Doubtful Receivables	988		523	(b)	1,194	(c)	317	(d)
Inventories (primarily service part obsolescence)	376		52	(e)	—		428
Allowance for Deferred Tax Assets	172	(f)	80	(f)	—		252	(f)
Total Allowances Deducted from Assets	$4,007		$822		$2,238		$2,591

For the Year Ended December 31, 2004
Allowances Deducted from Assets
Allowance for Credit Losses	$2,977	(f)	$923		$1,429	(a) (f)	$2,471
Allowance for Doubtful Receivables	384		663	(b)	59	(c)	988	(d)
Inventories (primarily service part obsolescence)	368		8	(e)	—		376
Allowance for Deferred Tax Assets	105	(f)	67	(f)	—		172	(f)
Total Allowances Deducted from Assets	$3,834		$1,661		$1,488		$4,007

For the Year Ended December 31, 2003
Allowances Deducted from Assets
Allowance for Credit Losses	$3,065	(f)	$1,928		$2,016	(a) (f)	$2,977	(f)
Allowance for Doubtful Receivables	374		108		98	(c)	384
Inventories (primarily service part obsolescence)	304		64	(e)	—		368
Allowance for Deferred Tax Assets	50		55	(f)	—		105	(f)
Total Allowances Deducted from Assets	$3,793		$2,155		$2,114		$3,834
__________
(a)	Finance receivables and lease investments deemed to be uncollectible and other changes, principally amounts related to finance receivables sold and translation adjustments.
(b)	Includes Visteon-related increases of $500 million and $600 million in 2005 and 2004, respectively.
(c)	Accounts and notes receivable deemed to be uncollectible and translation adjustments. Included in 2005 is a write-off of Visteon-related receivables of $1.1 billion.
(d)
Includes non-current Visteon-related receivables of $19 million and $600 million at December 31, 2005 and 2004, respectively, which are netted against Automotive — Other assets on the sector balance sheet.

(e)	Net change in inventory allowances.
(f)	Amounts have been restated due to the effect of the restatement discussed in Note 28 of the Notes to the Financial Statements.

FSS-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
Ford Motor Company:

Our audits of the consolidated financial statements, of management’s assessment of the effectiveness of internal control over financial reporting and of the effectiveness of internal control over financial reporting referred to in our report dated March 1, 2006, except for the effect of the restatement described in Note 28 of the Notes to the Financial Statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is November 14, 2006, and except for the change in reportable segments described in Notes 10, 22 and 24 of the Notes to the Financial Statements, as to which the date is December 5, 2006, also included an audit of the financial statement schedule appearing in this Form 8-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan
March 1, 2006, except for the effect of the restatement described in Note 28 of the Notes to the Financial Statements, as to which the date is November 14, 2006, and except for the change in reportable segments described in Notes 10, 22 and 24 of the Notes to the Financial Statements, as to which the date is December 5, 2006

 FSS-2